Exhibit 3.1

The Companies Law - 1999

a Company Limited by Shares

aMENDED AND RESTATED

Articles of Association

of

ARBE ROBOTICS LTD.

1.	Definitions.

1.1.	Capitalized terms used in these Articles shall bear the meanings ascribed to such terms as set forth in this Article 1 to the extent it is not otherwise defined in the rest provisions of these Articles, unless inconsistent with the context:

Term	Definition

Affiliate	A Person, which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. For the purposes of these Articles, “Control” shall mean with respect to any entity, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise, including without limitation the ownership of the majority of the voting stock of any such Person. The term “Controlled” shall have a correlative meaning.

AI Alliance	AI Alliance, LLC and its Permitted Transferees who hold shares of the Company.

Articles	These Amended and Restated Articles of Association as amended from time to time as provided for herein.

Auditors	The auditors of the Company.

BAIC	Avalon Overseas Holding Company Ltd. and its Permitted Transferees who hold shares of the Company.

Bonus Shares	Shares issued by the Company for no consideration to all Shareholders on a pro rata and as converted basis.

Board of Directors (or the Board)	The Board of Directors of the Company.

CEL Catalyst	CEL Catalyst Mobility Ltd. and its Permitted Transferees who hold shares of the Company.

Chairman	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).

Closing	As such term is defined in the Share Purchase Agreement.

Closing Date	As such term is defined in the Share Purchase Agreement.

Company	Arbe Robotics Ltd.

Companies Law	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Law shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

Companies Ordinance	The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof being in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

CPI	Canaan Partners Israel (CPI) (Cayman) L.P. and their Permitted Transferees who hold shares of the Company.

Class A Shareholder	A holder of any Class A Shares.

Class A Shares	The Preferred A Shares and the Preferred A-1 Shares.

Class B Shareholder	A holder of any Class B Shares.

Class B Shares	The Preferred B Shares, the Preferred B-1 Shares and the Preferred B-2 Shares.

Deemed Liquidation	(i) A sale of all or substantially all of the issued and outstanding share capital of the Company to any Person by means of any transaction or series of related transactions (other than a reincorporation transaction whose sole purpose is the changing of the Company’s domicile in which the Company’s then current shareholders retain full ownership in the acquiring entity in accordance to their respective holdings just prior to the reincorporation), (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Company, (iii) grant of an exclusive license of all or substantially all of the Company’s intellectual property (other than an exclusive license granted to a wholly owned subsidiary of the Company), or (iv) a merger (including reverse triangular merger), consolidation or recapitalization of the Company with or into another entity in which the shareholders of the Company immediately prior to such merger consolidation or recapitalization do not hold a majority of the share capital and voting rights of the surviving entity, or (v) any other transaction or series of related transactions, including the transactions set forth in subsections (i) or (iv) above, result in the shareholders of the Company collectively, immediately before such transaction, directly or indirectly, owning less than a majority of the share capital or voting power of the Company immediately following such transaction, other than bona fide financing transaction and/or any IPO.

Dividend	Any assets or funds transferred by the Company to the Shareholders in respect of such Shareholders’ shares, whether in cash, cash equivalents, Equity Securities or in any other form, including a transfer for no consideration, but excluding Bonus Shares.

Director(s)	The member(s) of the Board of Directors elected or appointed in accordance with these Articles holding office at any given time.

Distribution	Any distribution of Dividends, Repurchase and any declaration of the same.

Entitled Holder	Any Shareholder holding, together with its Permitted Transferees, at least 2.5% of the Company’s issued and outstanding share capital.

Exempted Securities	(i) Any Equity Securities issued under employee equity based plans approved by the Board, (ii) any Equity Securities issued upon stock splits, stock dividend, stock combination, Bonus Shares, reclassification and similar recapitalization events, (iii) any Equity Securities issued pursuant to a bona fide acquisition of a company or a business by the Company, whether by merger, consolidation, sale or exchange of stock approved by the Preferred Majority, (iv) Ordinary Shares issued to employees, directors, consultants, contractors or advisors of the Company or any affiliate thereof, pursuant to a specific agreement approved by the Board, (v) any Ordinary Shares issued upon conversion of Preferred Shares; and (vi) any Ordinary Shares issued upon consummation of an IPO; and (vii) any Equity Securities with respect to which the Preferred Majority resolved that such securities shall be Exempted Securities.

Equity Securities	Any Ordinary Shares, Preferred Shares, any equity securities evidencing an ownership interest in the Company, or any equity securities (including, inter alia, options, warrants, convertible equity securities, convertible loans, convertible debentures, bonds, capital notes, any equity securities issuable pursuant to any anti-dilution rights of existing Shareholders) convertible, exchangeable or exercisable into any of the aforesaid equity securities, any agreement, undertaking, instrument or certificates conferring a right to acquire any Ordinary Shares, Preferred Shares, or any other equity securities of the Company and any Convertible Securities (as defined below).

Founders	Noam Arkind, Oz Fixman and Kobi Marenko.

Full Ratchet Termination Event	The occurrence of one of the following events: (a) a series of two (2) equity financing transactions, in which the Company raises at least thirty million U.S. dollars ($30,000,000) in each transaction or (b) an equity financing transaction, in which the Company raises at least sixty million U.S. dollars ($60,000,000) and where such equity financing transactions include the issuance of securities of the Company at a price per share equal to or higher than one and a half times (1.5x) the Original Issue Price of the Preferred B Shares.

Inter	Inter – Development Of Content In Internet Ltd. and their Permitted Transferees who hold shares of the Company.

iAngels	iAngels Technologies L.P Series Arbe Robotics Ltd. Advanced Investment, Silverhorn SPC Ltd. Silverhorn iAngels Opportunities Fund Segregated Portfolio and their respective Permitted Transferees who hold shares of the Company.

Interested Party	Has the meaning ascribed to such term in the Securities Law and, for avoidance of doubt, will include any Affiliate or Family Member of such Interested Party.

IPO	The consummation of (i) a SPAC Transaction, (ii) direct listing or (iii) the initial underwritten public offering of Ordinary Shares of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended or the equivalent securities exchange law of another jurisdiction, in each of subclause (i), (ii) and (iii), on the New York Stock Exchange, the NASDAQ Stock Market, The Stock Exchange of Hong Kong Limited or the London Stock Exchange plc.

In writing	Written, printed, painted, engraved, lithographed photocopied, or represented or reproduced by any mode of reproducing words in a visible form, including typed, sent via email, facsimile or produced by any visible substitute for writing.

Law	Any law (“din”) as defined in the Interpretation Law, 1981.

Lien	Any mortgage, lien, pledge, charge, security interest, encumbrance. For purposes of these Articles, a Person shall be deemed to own Equity Securities subject to a Lien if it has entered into an agreement providing for a Transfer of such Equity Securities.

MBC	MBC Mobility No.1 Ltd. and its Permitted Transferees who hold shares of the Company.

New Securities	Any Equity Securities issued (or deemed to have been issued pursuant to Article 9.3.4.2 below) after the Closing Date, excluding the Exempted Securities.

Office	The Registered Office of the Company at any given time.

Officer(s) (‘Nosei Misra’)	As such term is defined in the Companies Law.

OG	O.G Tech Ventures International Ltd. and its Permitted Transferees who hold shares of the Company.

OG Group	OG and its shareholders, A.Y.R.A.D Investment Ltd., and their respective Permitted Transferees.

Ordinary Shareholder	The holder of any Ordinary Shares.

Ordinary Shares	The Ordinary Shares of the Company, nominal value NIS 0.01 each.

Original Issue Price

The price per share for which a certain class of Shares (other than Ordinary Shares) were sold by the Company, in each case, as adjusted from time to time to reflect any Bonus Shares, combinations or splits with respect to such share or other similar recapitalization affecting such share.

The ‘Original Issue Price’ of the Preferred Seed Shares is US$ 5.4271 (subject to Recapitalization Event).

The ‘Original Issue Price’ of the Preferred A-1 Shares is US$21.18 (subject to Recapitalization Event).

The ‘Original Issue Price’ of the Preferred A Shares is US$56.47 (subject to Recapitalization Event).

The ‘Original Issue Price’ of the Preferred B-1 Shares is US$111.60 (subject to Recapitalization Event).

The ‘Original Issue Price’ of the Preferred B-2 Shares is US$164.61 (subject to Recapitalization Event).

The ‘Original Issue Price’ of the Preferred B Shares is US$139.50 (subject to Recapitalization Event).

OurCrowd	OurCrowd (Investment in Arbe) L.P., OurCrowd International Investment III, L.P. and OurCrowd 50 L.P. and their respective Permitted Transferees who hold shares of the Company.

Payers	Shall mean the investors party to an Advanced Investment Agreement dated on January 14, 2021 (the “AIA”).

Permitted Transferee	(A) With respect to any Shareholder who is a natural person – (i) such Shareholder’s spouse, parents, siblings, children and grandchildren (“Family Members”); (ii) any entity wholly-owned by such Shareholder provided that such entity remains wholly-owned by such Shareholder, (iii) such Shareholder’s trustee, provided such trust is solely for the benefit of such Shareholder or its Permitted Transferees (and in case of a Shareholder who is a trustee – such Shareholder’s beneficiary); or (iv) such Shareholder’s transferee by operation of Law; (B) with respect to any Shareholder which is a limited partnership, limited liability company or a corporate entity: (i) any corporate entity or Person which Controls, is Controlled by, or is under common Control with, in each case, either directly or indirectly, such Shareholder; (ii) the general partners of such Shareholder and the general partners of, and any person or entity Controlling (either directly or through an entity Controlled by such person or entity), such general partners (and with respect to More Tech-Ventures (Israel), Limited Partnership, to any partner thereof), or (iii) any entity over which such Shareholder or its Affiliates exercises investment discretion or act as a principal investment advisor, (iv) any Affiliate of any of the above managed by the same management company or managing general partner or by an entity which Controls, is Controlled by, or is under common Control with such management company or managing general partner, or any shareholder, partner (excluding limited partners) or member of such Affiliate; or (vi) any entity or group of related entities which is purchasing from such Shareholder all or substantially all the portfolio of its holdings in technology companies, including Equity Securities of the Company; (C) with respect to CPI, Robolution and CEL Catalyst, any of the following (“CPI Permitted Transferees,” “Robolution Permitted Transferee” and “CEL Catalyst Permitted Transferee,” respectively): (i) any entity in which the members, partners and/or managers of the general partner of CPI, Robolution or CEL Catalyst, as applicable, whether direct or indirect (i.e. through an unbroken chain of entities), are also members, partners and/or managers, whether directly or indirectly, of CPI’s, Robolution’s or CEL Catalyst’s, as applicable, general partner or managing entity; (ii) any of the limited partners and general partners of CPI , Robolution or CEL Catalyst, as applicable, and any limited partners, general partners, members and shareholders (“CPI Related Persons,” “Robolution Related Persons,” and “CEL Catalyst Related Persons,” respectively) of any entity that received shares, or if shares would have been transferred to it in one direct transfer or through a chain of transfers - would have been deemed to have received shares, as a CPI Permitted Transferee, Robolution Permitted Transferee or CEL Catalyst Permitted Transferee, as applicable, of the transferor (i.e., any CPI Related Persons, Robolution Related Persons or CEL Catalyst Related Persons, as applicable, in an unbroken chain of holdings in the transferor); or (iii) any entity that purchases the entire shareholdings or CPI’s funds, Robolution’s funds or CEL Catalyst’s funds, as applicable, in the framework of a purchase transaction of all or substantially all of CPI's portfolio, Robolution’s portfolio or CEL Catalyst’s portfolio, as applicable; and (D) without derogating from the forgoing, with respect to any member of the OG Group and CEL Catalyst, each of the other members of the OG group or CEL Catalyst, as applicable; provided however, in each case, that all shares held by a Permitted Transferee under sections (A) through (D) shall be subject to the same rights and restrictions under these Articles as though such shares were held by the original shareholder who transferred them to such Permitted Transferee, and such Permitted Transferee shall be entitled to transfer its shares in accordance with these Articles only to the Permitted Transferees of the shareholder from whom the shares were originally transferred, and provided further, that if such Permitted Transferee under sections (A) through (D) shall no longer be so Controlled or connected (as the case may be), then such original transferor shall promptly procure the transfer to it of all shares in accordance with these Articles held by such Permitted Transferee and such Permitted Transferee shall immediately transfer all such shares held by it back to the original transferor.

Person	An individual, corporation, partnership, limited liability company, joint venture, trust, any other corporate entity and any unincorporated corporation or organization.

Preferred Majority	The holders of (A) majority of the issued and outstanding Preferred Shares, voting together as a single class on an as converted basis, and (B) at least sixty-six percent (66%) of the issued and outstanding Preferred B Shares, the Preferred B-1 Shares and the Preferred B-2 Shares, voting together as a single class on an as converted basis.

Preferred A-1 Shares	The Series A-1 Convertible Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred A Shares	The Series A Convertible Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred B-2 Shares	The Series B-2 Convertible Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred B-1 Shares	The Series B-1 Convertible Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred B Shares	The Series B Convertible Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred Seed Shares	The Series Seed Preferred Shares of the Company, nominal value NIS 0.01 each.

Preferred Seed Shareholder	A holder of any Preferred Seed Shares.

Preferred Shares	The Preferred Seed Shares, the Preferred A Shares, the Preferred A-1 Shares, the Preferred B Shares, the Preferred B-1 Shares and the Preferred B-2 Shares.

Preferred Shareholders	Collectively, the Preferred Seed Shareholders, the Class A Shareholders and the Class B Shareholders.

Qualified IPO	An IPO (not including a SPAC Transaction) on an internationally recognized stock exchange based on a Company pre-money valuation of at least three hundred and thirty million dollars (US$330,000,000) yielding net proceeds to the Company of at least fifty million dollars (US$50,000,000), which will reflect an offering price per share to the public of at least two (2) times the Original Issue Price of the Preferred B Shares. For the avoidance of doubt, a SPAC Transaction shall not be deemed a Qualified IPO.

Register or Register of Shareholders	The Register of Shareholders of the Company administered in accordance with the provisions of Section 127 of the Companies Law.

Recapitalization Event	Any split or consolidation of shares, the distribution of Bonus Shares, any recapitalization of the Company’s Equity Securities pursuant to Section 350 of the Companies Law or through the amendment of these Articles and any other reclassification or similar events.

Repurchase	The purchase or redemption or the provision of financing for the purchase or redemption, directly or indirectly, by the Company or by any of its Affiliates, of Equity Securities.

Robolution	Robolution Capital 1 and its Permitted Transferees who hold shares of the Company.

RTP Law	The Israeli Economic Competition Law, 5758-1988, as amended from time to time, and any regulations promulgated thereunder.

Securities Law	The Israeli Security Law, 5728-1968 and the regulations promulgated thereunder.

Shareholders	Any Person registered as a holder of Shares in the Register, at the applicable record date.

Share Purchase Agreement	The Series B Share Purchase Agreement by and among certain investors and the Company, dated as of June 25, 2019, as amended on December 4, 2019.

SPAC Transaction	A merger, consolidation, share exchange, share purchase or other business combination between (1) the shareholders of the Company, the Company and/or a subsidiary of the Company and (2) a publicly listed “special purpose acquisition company” (a “SPAC”) and/or its shareholders (or a subsidiary of the publicly listed company), in connection with which either (x) the Company becomes a publicly listed Company (or a subsidiary of a publicly listed company) with the Company shares registered under Section 12(b) of the Securities Exchange Act of 1934, as amended or the equivalent securities exchange law of another jurisdiction, or (y) the shareholders of the Company immediately prior to the closing of such merger, consolidation, share exchange, share purchase or other business combination hold or have the right, by virtue of their shareholdings in the Company, to acquire or to be issued, immediately following the closing of such merger, consolidation, share exchange, share purchase or other business combination, the majority shareholding in a publicly listed company that is the surviving entity of such merger, consolidation, share exchange, share purchase or other business combination. For the avoidance of doubt, the transaction under the Business Combination Agreement, dated March 18, 2021, between the Company and Industrial Tech Acquisitions, INC. shall be deemed a SPAC Transaction.

Taya	Shall mean Taya Ventures L.P. and their Permitted Transferees.

Transfer or transfer	(whether used as a verb or a noun) refers to any sale, lease, assignment, gift, conveyance, or any other transfer of shares or other Equity Securities of the Company. If a Person’s Equity Securities are held by a company (“Holding Company”) and the Equity Securities comprise all of the assets of the Holding Company, then: (i) any sale, lease, assignment, gift, conveyance, or transfer of shares or other Equity Securities of the Holding Company; or (ii) issuance of shares or Equity Securities in the Holding Company, in one transaction or a series of related transactions, resulting in a change of control in the Holding Company will be deemed to be a Transfer of Equity Securities which will be subject to the terms of these Articles.

Year	Calendar year commencing on January 1st and ending on December 31st.

1.2.	Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

1.3.	Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.5.	For purposes of these Articles, the phrase “on an as-converted basis” shall mean that with respect to any given right in question, and for any calculation of shareholdings in the Company, Preferred Shares shall be calculated and treated as, and have the effect of, such number of Ordinary Shares into which such Shares are convertible at that time.

1.6.	In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies, then whether or not such Hebrew version contains signatures of Shareholders, such Hebrew version shall be considered solely a convenience translation and shall have no binding effect, as between the Shareholders of the Company and with respect to any third party. The English version shall be the only binding version of these Articles, and in the event of any contradiction or inconsistency between the meaning of the English version and the meaning of the Hebrew version of these Articles, the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles or any provision hereof.

1.7.	All Shares of the Company held by any Person shall be aggregated together with those held by all Permitted Transferees thereof for the purpose of determining the availability of any rights under these Articles where such availability is dependent upon minimum shareholdings (e.g. for the purpose of defining an Entitled Holder), and for such purpose such Persons and entities shall be viewed as a single holder.

1.8.	Whenever the words “include”, “includes” or “including” are used in these Articles, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

1.9.	Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented.

1.10.	Notwithstanding any case law dealing with the incorporation by reference of agreements, contracts, undertakings or documents which are not attached to these Articles (“Referenced Agreements”), with respect to the ability of Shareholders to act, rely on or be impacted by, or the enforceability of terms and conditions not specifically set forth in these Articles (but rather in the Referenced Agreements), shall be deemed to have been incorporated into these Articles and the provisions of these Articles relating to Referenced Agreement will be enforceable against any Shareholder who is a party to such Referenced Agreement and the Shareholders agree to exempt the Company from attaching or making the Referenced Agreements available to all Shareholders.

2.	Private company.

The Company is a private company

Additionally:

2.1.	the right to transfer shares is restricted in the manner hereinafter prescribed; and

2.2.	the number of Shareholders (exclusive of persons who are in the employment of the Company, or of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after the termination of such employment to be, Shareholders of the Company) is limited to 50; provided, that where two or more persons hold one or more shares in the Company jointly they shall, for the purpose of this Article, be treated as a single Shareholder;

2.3.	any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited.

Limited Liability

3.	The Company is a Limited Liability Company and therefore each Shareholder’s obligations to the Company’s obligations shall be limited to the payment of the par value of the shares held by such Shareholder, subject to the provisions of the Companies Law; provided, however, that if at any time the Company shall issue shares with no nominal value, or for consideration which is below the par value, the liability of that Shareholder will be limited to the payment of the consideration in respect of each share issued to such Shareholder.

Company’s Objectives

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by applicable law.

5.	The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations for the purpose of achieving profits to the Company.

Share Capital

6.	Share Capital.

The authorized share capital of the Company is NIS 20,500 divided into: (i) 1,150,000 Ordinary Shares; (ii) 150,000 Preferred Seed Shares; (iii) 200,000 Preferred A Shares; (iv) 150,000 Preferred A-1 Shares; (iii) 265,000 Preferred B Shares; (iv) 100,000 Preferred B-1 Shares; and (iv) 35,000 Preferred B-2 Shares. The Ordinary Shares and the Preferred Shares shall be collectively referred to herein as the “Shares”. The powers, preferences, rights, restrictions and other matters relating to the Shares of the Company are set forth in these Articles.

7.	Increase of Share Capital.

7.1.	Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 46 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote, the Company may, from time to time, by a Shareholders resolution, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the Shareholders’ resolution shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

8.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital.

8.1.	Subject to and in addition to any other special requirement set forth in these Articles, including, without limitation, the provisions of Article 46 below and any other provision hereof conferring special rights as to voting, or restricting the right to vote and in accordance with the applicable provisions of the Companies Law, the Company may, by a Shareholders’ resolution, from time to time:

8.1.1.	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

8.1.2.	subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles, and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

8.1.3.	cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

8.1.4.	reduce its authorized share capital in any manner.

8.2.	With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, in each case as approved in accordance with Article 8.1, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

8.2.1.	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

8.2.2.	allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

8.2.3.	redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; and

8.2.4.	cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 8.2.4.

Shares

9.	Rights Attached to Shares.

The Ordinary Shares shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of, and to attend, all General Meetings, the right to vote thereat with each Ordinary Share held entitling the holder thereof to one vote at all General Meetings (and written actions in lieu of meetings), the right to participate and share (subject to the provisions of Article 9.2 (‘Liquation Preference’)), on a per share basis, in any Distribution and in distribution of surplus assets and funds of the Company in the event of a Deemed Liquidation, and certain other rights as may be expressly provided for herein or under the Companies Law. All Ordinary Shares rank pari passu amongst themselves for all intents and purposes. The voting, dividend and liquidation rights of the Ordinary Shareholders are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Shares set forth herein.

The Preferred Shares shall confer upon the holders thereof all of the rights accruing to Ordinary Shareholders, on an as-converted basis, and, in addition, shall confer the following powers, preferences and rights and any other special rights set forth in these Articles:

9.1.	Voting Rights.

Subject to the provisions of Article 46 and any other provision hereof conferring special rights as to voting, or restricting the right to vote, each holder of a Preferred Share shall have one vote for each Ordinary Share into which such Preferred Share, as applicable, held by such holder of record could be converted, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by an oral vote, by proxy, by written consent in lieu of a meeting or by any other mean, on all matters entitled to be voted on by the Ordinary Shareholders or by the Preferred Shareholders voting together as a single class on an as-converted basis (except as otherwise expressly provided herein or as required by applicable law) and except as otherwise explicitly provided for herein, the Ordinary Shareholders and the Preferred Shareholders shall vote together as a single class on an as converted basis.

9.2.	Liquidation Preferences.

In the event of (i) any liquidation, dissolution, bankruptcy, reorganization or winding up of the Company whether voluntary or involuntary, (ii) a Distribution of Dividends, or (iii) a Deemed Liquidation (each, a “Distribution Event”), any and all funds, assets or proceeds (whether cash, capital, surplus, earnings, Equity Securities or other property of any kind) distributed or available for distribution to the Shareholders, or to which Shareholders are entitled to receive pursuant to any Distribution Event (the “Distributable Proceeds”), shall be distributed among the Shareholders in accordance with the following order of preference and priority:

(a)	First, the holders of the Class B Shares shall be entitled to receive on a pro rata basis among themselves, prior to and in preference to any distribution of any of such Distributable Proceeds to the holders of Class A Shares, the Preferred Seed Shareholders and the Ordinary Shareholders by reason of their ownership thereof, in respect of each Class B Share held thereby an amount equal to the higher of: (i) the Original Issue Price of the respective Class B Shares less any dividends and/or distributable assets of any kind received in any prior Distribution Event in respect of such Class B Shares, or (ii) the pro rata portion of such Class B Share as a result of an as converted pro rata distribution to all shareholders of all Distributable Proceeds, assuming a pro rata pari-passu distribution of all Distributable Proceeds to holders of all shares as one class and assuming there are no preferences to any holders of any shares (the “Class B Preference”). If upon any such Distribution Event, the Distributable Proceeds shall be insufficient to pay the holders of Class B Shares the full amount to which they shall be entitled under this Subsection (a) the holders of such Class B Shares shall share ratably in any distribution of the Distributable Proceeds to them pursuant to this Subsection (a) in proportion to the respective amounts which would otherwise be payable in respect of the Class B Shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)	Second, following payment in full of the Class B Preference, the holders of the Class A Shares shall be entitled to receive on a pro rata basis among themselves, prior to and in preference to any distribution of any of such Distributable Proceeds to the Preferred Seed Shareholders and the Ordinary Shareholders by reason of their ownership thereof, in respect of each Class A Share held thereby an amount equal to the higher of: (i) the Original Issue Price of the respective Class A Shares less any dividends and/or distributable assets of any kind received in any prior Distribution Event in respect of such Class A Shares, or (ii) the pro rata portion of such Class A Share as a result of an as converted pro rata distribution to all shareholders of all Distributable Proceeds, assuming a pro rata pari-passu distribution of all Distributable Proceeds to holders of all shares as one class and assuming there are no preferences to any holders of any shares (the “Class A Preference”). If upon any such Distribution Event, the remaining Distributable Proceeds shall be insufficient to pay the holders of Class A Shares the full amount to which they shall be entitled under this Subsection (b) the holders of such Class A Shares shall share ratably in any distribution of the remaining Distributable Proceeds to them pursuant to this Subsection (b) in proportion to the respective amounts which would otherwise be payable in respect of the Class A Shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)	Third, following payment in full of the Class B Preference and the Class A Preference, the holders of the Preferred Seed Shares shall be entitled to receive on a pro rata basis among themselves, prior to and in preference to any distribution of any of such Distributable Proceeds to the Ordinary Shareholders by reason of their ownership thereof, in respect of each Preferred Seed Share held thereby an amount equal to the higher of: (i) the Original Issue Price of such Preferred Seed Shares less any dividends and/or distributable assets of any kind received in any prior Distribution Event in respect of such Preferred Seed Shares, or (ii) the pro rata portion of such Preferred Seed Share as a result of an as converted pro rata distribution to all shareholders of all Distributable Proceeds, assuming a pro rata pari-passu distribution of all Distributable Proceeds to holders of all shares as one class and assuming there are no preferences to any holders of any shares (the “Preferred Seed Preference”). If upon any such Distribution Event, the remaining Distributable Proceeds shall be insufficient to pay the holders of Preferred Seed Shares the full amount to which they shall be entitled under this Subsection (c), the holders of such Preferred Seed Shares shall share ratably in any distribution of the remaining Distributable Proceeds to them pursuant to this Subsection (c) in proportion to the respective amounts which would otherwise be payable in respect of the Preferred Seed Shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d)	Fourth, after payment in full of Class B Preference, Class A Preference and the Preferred Seed Preference in accordance herewith, the remaining Distributable Proceeds shall be distributed among the Ordinary Shareholders, on a pari-passu basis, based on the number of shares held by each such holder.

9.2.1.	In the event that the requirements of this Article 9.2 are not complied with in connection with a proposed Distribution Event, the Company shall forthwith either:

9.2.1.1.	cause the closing of the Distribution Event to be postponed until such time as the requirements of this Article 9.2 have been complied with; or

9.2.1.2.	cancel the Distribution Event, in which event the rights, preferences and privileges of the Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice given with respect of such event.

9.2.2.	Whenever the distribution provided for in this Article 9.2 shall be payable in equity securities or property other than cash, the value of such distribution shall be the fair market value of such equity securities or property as reasonably determined in good faith by the Board of Directors, except that any publicly-traded equity securities to be distributed to Shareholders in a Distribution Event shall be valued as follows: (i) if the Equity Securities are then traded on a national equity securities exchange or the Nasdaq Stock Market (or similar national quotation system), then the value of the equity securities shall be deemed to be the average of the closing prices of the equity securities on such exchange or system over the thirty (30) trading-day period ending five (5) trading days prior to the distribution; or (ii) if the equity securities are actively traded over-the-counter, then the value of the equity securities shall be deemed to be the average of the closing bid prices of the equity securities over the thirty (30) trading-day period ending five (5) trading days prior to the distribution. The valuation of securities subject to restrictions on free marketability shall be determined in good faith by the Board of Directors. The NIS equivalent of the U.S. dollar value of any distribution under this Article 9.2 shall be determined in accordance with the representative rate of exchange last published by the Bank of Israel prior to the date of the making of the distribution. In the event of a merger or other acquisition of the Company by another entity, the distribution date shall be deemed to be the date on which such transaction closes.

9.2.3.	In the event of any transaction constituting a Distribution Event, if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders subject to contingencies, the agreement for such Distribution Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the shareholders in accordance with Article 9.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (ii) any additional consideration which becomes payable to the shareholders upon release from escrow or satisfaction of contingencies shall be allocated among the shareholders in accordance with Article 9.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction, and any indemnification or other similar obligations of the shareholders of the Company in connection with such Distribution Event shall take into account the allocation of the consideration as aforesaid.

9.2.4.	For any Distribution Event with respect to which the Shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom, the Company will not register or otherwise give effect to any transfer of securities pursuant to such Distribution Event, nor will any such transfer of securities be considered valid - unless appropriate measures shall have been taken in order to ensure the full implementation of the provisions of this Article 9.2.שגיאה! מקור ההפניה לא נמצא.

9.2.5.	The Company shall give each holder of record of Preferred Shares written notice of any Distribution Event not later than seven (7) days prior to the Shareholders’ meeting called to approve such transaction, or ten (10) business days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) business days after the Company has given the first notice provided for herein or sooner than five (5) business days after the Company has given notice of any material change to the information provided in a notice provided for herein; provided, however, that such periods may be shortened upon the written consent of the Preferred Majority.

9.3.	Conversion Rights.

9.3.1.	Right to Convert. Subject to the applicable provisions of the Companies Law, each Preferred Share shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, on a one-to-one basis into such number of duly and validly issued, fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price for such Share by the applicable Conversion Price (as defined below) at the time in effect for such Share (the “Conversion Ratio”). The initial conversion price with respect to each Share shall be the Original Issue Price therefor (resulting in an initial Conversion Ratio of 1:1); provided, however, that the conversion price shall be subject to adjustments as provided below (as may be adjusted, the “Conversion Price”).

9.3.2.	Automatic Conversion. Each Preferred Share shall automatically be converted, without payment of additional consideration by the holder thereof, at the then applicable Conversion Ratio (subject to adjustments as set forth below) into Ordinary Shares immediately upon the earlier to occur of the: (i) closing of a Qualified IPO; (ii) written consent or written agreement of the Preferred Majority on terms which will provide each holder of Preferred B Shares at least two (2) times the Original Issue Price of the Preferred B Shares; and (iii) written consent or written agreement of the Preferred Majority, provided, however, that the Preferred Majority shall include the consent of holders of Preferred B Shares who hold at least 75% of the issued Preferred B Shares, which consent shall include the consent of CEL Catalyst.

9.3.3.	Mechanics of Conversion. Before any Preferred Shareholder shall be entitled to convert any of the Preferred Shares held thereby into Ordinary Shares, such holder shall give the Company written notice of its election to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Article 9.3.2(i) above), shall surrender to the Company at the Office the share certificate or certificates therefore, duly endorsed (or an affidavit of loss or destruction in a form provided thereto by the Company, provided that such Preferred Shareholder executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates). As soon as practicable after receipt of such Preferred Shareholder’s written notice, the Company shall issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share certificates (or an affidavit of loss or destruction) evidencing the Shares to be converted (except that in the case of an automatic conversion pursuant to Article 9.3.2(i) above, such conversion shall be deemed to have been made immediately prior and conditional upon the closing of such Qualified IPO), and the persons entitled to receive the Ordinary Shares upon such conversion, shall be treated for all purposes as the record holders of such Ordinary Shares as of such date. If the conversion is pursuant to Article 9.3.2(i) above, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been surrendered to the Company, but from and after such conversion, any such certificate not surrendered to the Company, shall be deemed to evidence solely the Ordinary Shares received upon such conversion, and the right to receive a certificate for such Ordinary Shares.

9.3.4.	Adjustments to the Conversion Price for Anti-Dilution Purposes.

9.3.4.1.	Full Ratchet Adjustment. Notwithstanding anything to the contrary in these Articles, in the event that the Company, at any time or from time to time after the Closing Date, but prior to a Full Ratchet Termination Event, issues any New Securities for a consideration per share lower than the applicable Conversion Price of the Preferred B Shares and/or the Preferred B-2 Shares (as applicable) in effect on the date of and immediately prior to such issuance (including issuances for no consideration) (a “FR Reduced Issuance Price”), then in such event the then applicable Conversion Price for each Preferred B Share and/or the Preferred B-2 Shares (as applicable) shall be reduced, concurrently with such issuance, for no additional consideration, to the consideration per share received by the Company for such issuance of New Securities (i.e., on a “full ratchet” basis); provided that if such issuance was without consideration, then the Company shall be deemed to have received an aggregate of NIS 0.01 of consideration for each New Security issued (the “Full Ratchet Protection Right”).

9.3.4.2.	Broad Based Weighted Average Adjustment. In the event that the Company issues New Securities for a consideration per share lower than the applicable Conversion Price of the Preferred Shares in effect on the date of and immediately prior to such issuance (a “BBWA Reduced Issuance Price”, and together with the FR Issuance Price, each a “Reduced Issuance Price”), then in such event, subject to and without derogating from the Full Ratchet Protection Right of the holders of Preferred B Shares and/or the Preferred B-2 Shares (as applicable) set forth above, the then applicable Conversion Price for the Preferred Shares, as applicable, shall be reduced, concurrently with such issuance, to a price determined by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the total number of Ordinary Shares in the Company immediately prior to such issuance on a fully diluted (assuming full conversion and exercise of all then outstanding convertible or exercisable Equity Securities) as converted basis plus the number of Ordinary Shares that the aggregate consideration received by the Company for the issuance of New Securities would purchase at the applicable pre-adjustment Conversion Price; and the denominator of which shall be the total number of Ordinary Shares in the Company immediately prior to such issuance on a fully diluted as converted basis (assuming full conversion and exercise of all then outstanding convertible or exercisable Equity Securities), plus the number of such New Securities. No adjustment to the Conversion Price shall be made if it would have the effect of increasing the Conversion Price above the Original Issue Price (“Broad Based Weighted Average Adjustment”). For the avoidance of doubt, the Broad Based Weighted Average Adjustment shall only apply to the Preferred B Shares and/or the Preferred B-2 Shares (as applicable) following a Full Ratchet Termination Event and any and all adjustments that took place pursuant to the Full Ratchet Protection Right prior to such Full Ratchet Termination Event shall not be effected by such termination and shall continue to be in full force and effect.

9.3.4.3.	In the event that the New Securities issued by the Company at a Reduced Issuance Price are rights, options or warrants to purchase Equity Securities, or Equity Securities of any type whatsoever that are convertible into, or exchangeable for, Equity Securities (“Convertible Securities”), then: (i) no further adjustment to such applicable Conversion Price shall be made upon the subsequent issuance of shares upon the exercise or conversion of such Convertible Securities, pursuant to their terms; provided that one adjustment is made in accordance with Article 0 above; (ii) if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Convertible Securities; and (iii) upon the expiration or termination of any such Convertible Securities which shall not have been exercised or converted, such applicable Conversion Price shall be readjusted (but to no greater extent than originally adjusted, and any subsequent adjustments based thereon) in order to eliminate from the adjustment the effect of any such New Securities as shall have expired or terminated, and adjust only to the extent of such New Securities actually issued, if any, and the consideration actually received by the Company therefore. Adjustments as a result of the issuance of Convertible Securities that by their terms provide for multiple conversion and/or exercise scenarios (e.g. convertible loans) shall be deferred and be effected only upon the actual conversion and/or exercise of such Convertible Securities, to the extent that issuance of New Securities thereunder is at a Reduced Issuance Price.

9.3.4.4.	For the purpose of making any adjustment required under this Article 9.3.4, the consideration received by the Company for any issue or sale of Equity Securities shall (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company in consideration for such issuance or sale, (y) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors, and (z) if New Securities or rights or options to purchase New Securities are issued or sold together with other shares or Equity Securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, to be allocable to such New Securities or rights or options.

9.3.5.	Adjustments to the Conversion Price for Splits and Combinations.

9.3.5.1.	Should the Company at any time or from time to time fix a record date for the effectuation of a split, subdivision or similar recapitalization events of the outstanding Ordinary Shares or for the determination of the outstanding Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares without payment of any consideration by such holder for the additional Ordinary Shares, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the respective Conversion Price of the Preferred Shares shall be appropriately decreased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each such Share shall be increased in proportion to such increase of the aggregate number of Ordinary Shares outstanding.

9.3.5.2.	If the number of Ordinary Shares outstanding at any time is decreased by a combination of the outstanding Ordinary Shares, reverse stock split, or similar recapitalization events then, following the record date of such combination or reverse stock split, the respective Conversion Price of the Preferred Shares shall be appropriately increased to ensure no dilution takes place such that the number of Ordinary Shares issuable on conversion of each such Share shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding.

9.3.6.	Other Distributions. Without derogating from Article 9.2 above (and subject to Article 9.2), in the event the Company shall declare a distribution payable in Equity Securities of other corporations, evidences of indebtedness issued by the Company or other corporations, assets (excluding cash dividends) or options or rights not referred to in Article 9.3.5 above, then, in each such case for the purpose of this Article, the Preferred Shareholders shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preferred Shares, as applicable, are convertible as of the record date fixed for such distribution.

9.3.7.	Adjustments to the Conversion Price Upon Recapitalization Events. Without derogating from Article 9.2 above (and subject to Article 9.2), if at any time or from time to time there shall be a recapitalization or exchange of the Ordinary Shares (other than as provided for elsewhere in this Article 9.3 or Article 9.2 above), provision shall be made so that the Preferred Shareholders shall thereafter be entitled to receive, upon conversion of the Preferred Shares held thereby, the number of shares or other Equity Securities or property of the Company or otherwise, which an Ordinary Shareholder deliverable upon conversion immediately prior to such recapitalization or exchange would have been entitled to receive on such recapitalization or exchange. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 9.3 with respect to the rights of such Preferred Shareholders after the recapitalization to the end that the provisions of this Article 9.3 (including adjustment of the respective Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Shares) shall be applicable after that event as nearly equivalently as may be practicable.

9.3.8.	No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of Equity Securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article 9.3 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9.3 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights under this Article 9.3 of the Preferred Shareholders against impairment.

9.3.9.	No Fractional Shares and Certificates as to Adjustments. No fractional shares shall be issued upon conversion of Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

9.3.10.	Certificate as to Adjustment. Upon the occurrence of each adjustment of the applicable Conversion Prices pursuant to this Article 9.3, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Preferred Shareholder, as applicable, holding Shares of which the Conversion Price has been so adjusted, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Company shall, upon the reasonable written request at any time of any Preferred Shareholder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the respective Conversion Price in effect at the time, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares, as applicable, held thereby.

9.3.11.	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of Equity Securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other Equity Securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Shares, at least 20 (twenty) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

9.3.12.	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes. Without derogating from the aforesaid, in the event that in the opinion of the Company’s legal counsel, any conversion of Preferred Shares shall require additional shareholders’ resolutions or consents, each Shareholder shall execute any such document and/or resolutions reasonably necessary to effectuate such conversion.

10.	Special Rights; Modifications of Rights.

10.1.	Subject to the provisions of these Articles, including, without limitation, the provisions of Article 46 and the applicable provisions of the Companies Law, the Company may, from time to time, issue shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution. For purposes hereof, any reference to “class” of shares shall be deemed to include reference to “series” of shares.

10.2.	Subject to any special majority requirements provided in these Articles, if at any time, the share capital of the Company is divided into different classes of shares, the Company may modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time to the shares of any class by a resolution passed at a general meeting of the holders of all the shares as one class, provided, however, that in addition to any other special majority requirement provided for in these Articles, including, without limitations, pursuant to Article 46, subject to Article 10.4 below, any modification that would adversely alter the rights attached to a specific class of shares, which change does not apply to the other classes of shares of the Company, shall require the consent in writing or the sanction of a resolution of a separate general meeting of the holders of more than fifty percent (50%) of the issued and outstanding shares of such class of shares (including Shareholders which may be holding, in addition of such class of shares in question, shares of other classes in the Company). For the avoidance of doubt, the Shareholders intend to avoid any legal proposition relating to an "interest vote" and all votes are to be based on the class of shares held by shareholders and shall not be determined according to the economic interests associated with a specific class of shares or the fact that a certain shareholder may hold more than one class of shares. Thus, for example, any resolution required to be adopted pursuant to these Articles by a separate general meeting of a certain class of shares, shall be voted upon and adopted by the holders of such class entitled to vote thereon (without excluding Shareholders which may be holding, in addition of such certain class of shares, shares of other classes in the Company) and no holder of a certain class shall be banned from participating and voting in a separate general meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g. a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change). Subject to the other provisions of these Articles, in the event that modifications to or abrogation of the rights attached to shares of the Company may be effected by way of amendment to these Articles or by way of proceedings under a scheme of arrangement or similar procedure under sanction of a court, such modification or abrogation shall, to the maximum extent permitted under applicable law, be effected through amendment of these Articles and as such shall not require any class votes. Issuance of Preferred Seed Share shall require the approval of the holders of more than fifty percent (50%) of the issued and outstanding Preferred Seed Shares, unless made as part of a Qualified Financing (as defined below). Issuance of Preferred A Share shall require the approval of the holders of more than fifty percent (50%) of the issued and outstanding Preferred A Shares, unless made as part of a Qualified Financing (as defined below). Issuance of Class B Shares shall require the approval of the Preferred Majority other than with respect to Exempted Securities.

10.3.	The provisions of these Articles relating to General Meetings of the Shareholders, to the convening thereof, quorum, notices in respect of and resolutions to be passes thereat, shall mutatis mutandis, apply to any separate general meeting of the holders of the shares of a particular class.

10.4.	Unless otherwise provided by these Articles, including, without limitation, subject to the provisions of Article 46, for purposes of these Articles, the enlargement, or increase in the number of authorized share capital, of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of a new class of shares ranking pari passu with an existing class of shares or superior to any existing class of shares, shall not be deemed, in and of itself, to modify, convert, broaden, add, or abrogate or otherwise alter the rights, privileges, advantages, restrictions and provisions related at that time attached to the previously issued shares of such class or of any other class.

10.5.	Without derogating from the protective provisions set forth in Article 46 to the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class, on an as converted basis, on any matter presented to the shareholders and all matters shall require the approval by the holders of a simple majority of the shares on an as converted basis.

10.6.	A waiver, in whole or in part, in an application of a right, preference or privilege of a class of shares (such as distribution preference rights, anti-dilution rights, pre-emptive rights, etc.), if applied from time to time (in each time on a one-time basis), which is applied in the same manner to all classes of shares which have such right, preference or privilege (regardless whether the economic effect of such waiver affects classes of shares differently), shall not be deemed to be a change to the rights attached to any one (1) class of shares.

10.7.	If an amendment, change or modifications to any, or all, of the rights, powers and privileges attached to Equity Securities issued by the Company can be accomplished both by way of an amendment or these Articles or by an appeal to a court of competent jurisdiction pursuant to Section 350 of the Companies Law, the Shareholder agree to affect such an amendment, change or modification through the change of Articles and not via an appeal to the court.

11.	Share Certificates.

11.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signature(s) of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

11.2.	Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

11.4.	If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee (if any), and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

12.	Registered Holder.

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

13.	Allotment of Shares.

Subject to and in addition to any other special majority requirement set forth in these Articles, including, without limitation, pursuant to the provisions of Article 46, the Company’s shares, other than the issued and outstanding shares, shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 16 herein), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

14.	Pre-Emptive Rights.

14.1.	Prior to the consummation of an IPO, if the Company proposes to issue or sell any New Securities, the Company shall grant, prior to such issuance, to each holder of Preferred Shares, the Payers, and each Entitled Holder (herein, a "Preemptive Holder") the right to purchase its pro-rata share of the New Securities. For purposes of this Article 14 a Preemptive Holder's “pro-rata share”, shall mean the product obtained by dividing the number of Ordinary Shares held by such Preemptive Holder immediately prior to the issuance of the New Securities (assuming the conversion of all Preferred Shares into Ordinary Shares and calculated on an as-converted basis) by the total number of all Ordinary Shares held by all the Preemptive Holders immediately prior to the issuance of New Securities (assuming the conversion of all Preferred Shares into Ordinary Shares and calculated on an as-converted basis).

14.2.	In the event the Company proposes to issue New Securities, it shall give each Preemptive Holder written notice (the “Primary Rights Notice”) of its intention, describing the type of New Securities, their price and the terms upon which the Company proposes to issue the same. Each Preemptive Holder shall have fourteen (14) days from the date on which such notice is mailed or delivered to inform the Company of its desire to purchase all or any part of its pro rata share of such New Securities, upon the terms and conditions specified in the Primary Rights Notice, by giving a written notice (the “Primary Rights Response”) to the Company and stating therein the maximum amount of New Securities desired to be purchased by it.

14.3.	Any Preemptive Holder who does not inform the Company in writing within the said fourteen (14) days shall be considered as waiving its preemptive rights hereunder. Any Preemptive Holder informing the Company of its decision to exercise its preemptive rights hereunder shall be obligated to purchase the number of shares specified in its Primary Rights Response.

14.4.	In the event the Preemptive Holders fail to exercise fully the preemptive right within the said fourteen (14) days period, the Company shall have ninety (90) days thereafter to sell to any third party the remainder of the New Securities with respect to which the Preemptive Holders' preemptive rights were not exercised, at a price and upon terms no less favorable to the Company than specified in the Company’s Primary Rights Notice. If the Company does not enter into an agreement for the sale of such New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Preemptive Holders in accordance herewith.

14.5.	Section 290(a) of the Companies Law shall not apply to the Company.

14.6.	The preemptive rights may not be assigned by any shareholder to any third party other than its Permitted Transferees. Upon an exercise of a preemptive right by a shareholder, the shareholder shall represent to the Company that it is purchasing securities in the Company for the benefit of itself and its Permitted Transferees and not for the benefit of any third party other than its Permitted Transferees.

15.	Payment in Installments.

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

16.	Calls on Shares.

16.1.	The Board of Directors may, from time to time make such calls as it may think fit upon Shareholders in respect of any sum not fully paid for according to their terms of issuance in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

16.2.	Notice of any call shall be given in writing to the Shareholder(s) in question no less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

16.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

16.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

16.5.	Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

16.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	Prepayment.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 17 shall derogate from the right of the Board of Directors to make any call in accordance with these Articles before or after receipt by the Company of any such advance.

18.	Forfeiture and Surrender.

18.1.	If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

18.2.	Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited; provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

18.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

18.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

18.5.	Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

18.6.	Any Shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 16.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

18.7.	The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 18.7.

19.	Lien.

19.1.	Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for the call on shares made by the Board of Directors, in respect of unpaid sum (in accordance with the terms of issuance) relating to shares held by such Shareholder. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

19.2.	The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

19.3.	The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

20.	Sale after Forfeiture or Surrender or in Enforcement of Lien.

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	Redeemable Shares.

21.1.	The Company may, subject to applicable law, issue redeemable shares and redeem the same.

21.2.	Without limitation of Article 21.1 above, in the event that the Company issues Equity Securities while the purchase price thereof is not being paid to the Company in full upon issuance (or if the issuance of such Equity Securities is contingent, upon the completion of such contingencies) of such Equity Securities, then, unless otherwise determined by the Board at any time, such Equity Securities shall be considered redeemable shares. As long as the purchase price of such redeemable shares has not been paid in full to the Company, including all interest accrued thereon in accordance with the terms of issuance, then in the event of a failure, for any reason whatsoever, by the Shareholder to pay any portion of the remaining balance of the purchase price, including all interest accrued thereon, such redeemable shares may be redeemed by the Company, in whole or in part, at any time and from time to time, for no consideration whatsoever, other than any amount previously paid in cash to the Company by such Shareholder on account of the purchase price thereof, it being clarified that any amount of purchase price deemed paid to the Company by the Shareholder by offset of dividends paid or payable on account of the respective Equity Securities shall not be deemed to have been paid by the Shareholder to the Company and shall not be required to be repaid to the Shareholder upon redemption. The redemption shall be effected by notice from the Company to the Shareholder, shall not require any further action of the Shareholder, and in such event the Company may cancel any share certificates issued with respect to such Equity Securities that have been redeemed and may reflect such redemption in the shareholders register. If the right of redemption is effected as set forth herein, then from the date of redemption, the holder of the redeemed shares, and its successors, heirs and representatives shall cease to be entitled to any rights or privileges of a shareholder of the Company with respect to the redeemed shares, whether under any agreement, the Articles or any applicable law, and the Company shall become the legal and beneficial owner of these shares and all rights and interests therein or relating thereto. Any redeemed shares shall become dormant shares (as defined in the Companies Law), and may be sold, re-allotted or otherwise disposed of as the Board may deem fit. The right of redemption shall apply to all securities issued with respect to the redeemed shares pursuant to any share dividend, recapitalization, reclassification or similar transaction.

Transfer Of Shares

22.	Effectiveness and Registration.

22.1.	Until an IPO, no Transfer of Equity Securities in the Company, shall be effective unless (a) such Transfer (with the exception of transfers to Permitted Transferees) has been approved by the Board (not to be unreasonably withheld, conditioned or delayed); and (b) such Transfer is effected in compliance with the provisions of these Articles; and (c) if the Transfer is of shares, such Transfer is recorded in the Company’s Register; and (d) the transferee has assumed in writing all of the transferor’s outstanding obligations and commitments (if any) as a Shareholder in the Company. The Shareholders acknowledge that for a specific Person to who may want to sell its shares, such a provision may be deemed to impact the value of his or her shares, yet the limitations set forth herein are for the benefit of the Company.

22.2.	The Company shall record such Transfer in its Register only if effected in accordance with all applicable requirements under these Articles. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles and/or any applicable law. The Board may refuse to register a Transfer of Shares if the proposed Transferee: (i) is a competitor or a potential competitor with the Company; or (ii) is a party having a meaningful Association (as defined below) with a competitor or potential competitor of the Company (which status as a competitor, potential competitor or association therewith is determined by the Board in its reasonable discretion), provided that the Board has determined that the purchase of shares by such party may reasonably be expected to be harmful to the Company or its interests or to otherwise have an adverse effect on the Company or its business, affairs, activities or condition, or (iii) does not agree to provide the Company reasonably supporting information and documentation as set forth in these Articles to allow the Board to make a decision on the matters set forth in this paragraph, or (iv) does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the Transferor under any instrument and agreement between the Transferor in its capacity as a Shareholder and the Company. The term “Association” in this paragraph shall mean direct or indirect interest whether as (i) an officer, director, consultant, partner, shareholder of more than a 5% of the outstanding voting power or equity of such Transferee or any of its Affiliates; (ii) creditor or debtor, in each case provided that such Person is not a commercial bank or financial institution; or (iii) other commercial partner of a competitor (such as a distributor, reseller, licensor or licensee).

22.3.	Without derogating from the generality of the above, the Shareholders acknowledge that the Transfer of Equity Securities prior to a Deemed Liquidation or an IPO may not be in the best interest of the Company and in order to ensure compliance with the provisions of these Articles concerning the limitation on the number of Shareholders, compliance by the Company with laws, rules and regulations affecting the Transfer of its Equity Securities, and in order to protect the interests of the Company in connection with its status as a private company that maintains the confidentiality of its financial statements, and ensuring that financial, commercial and other proprietary information of the Company is not at risk of disclosure, and in order to protect other legitimate interests of the Company (other than in case of death, estate planning, gift to family members or divorce or transfer to a Permitted Transferee), the Transfer of Ordinary Shares (including without limitation, a Transfer of Ordinary Shares issued to employees, directors, consultants and/or service providers of the Company and/or any of its subsidiaries upon the exercise of any option granted under the Company’s share option plan(s), but excluding such Ordinary Shares resulting from the conversion of Preferred Shares), should be closely monitored and controlled and rarely approved by the Board. The Shareholders further acknowledge the fact that a “secondary market” for private company shares is evolving and Shareholders are offered opportunities to Transfer their shares; the Shareholders determined that any Transfer of such Ordinary Shares, which is not coordinated with the Company will most likely not be in the best interest of the Company (and the Shareholders, taken as a whole) and therefore should be limited to very narrow and specific cases. As such, and in addition to any other provisions set forth in these Articles, the Board: (i) will be entitled, at its sole and absolute discretion (without the obligation to provide information with respect to discussions held by the Board regarding such Transfer or the necessity to justify its resolution), to refuse to approve any Transfer of such Ordinary Shares, and in case of a refusal, any attempt to Transfer such Ordinary Shares (by way of contract, promise, unilateral commitment or otherwise) will be of no force and effect, null and void and disregarded by the Company; (ii) will not allow the Transfer of such Ordinary Shares, unless the Transfer is coordinated with the Company and the Transferee will agree to be bound by the terms of these Articles.

22.4.	Unless otherwise approved by the Board, without limitation of any of the other provisions of these Articles, any Transfer of Ordinary Shares (other than if resulting from conversion of Preferred Shares) to a Person who is not: (i) a Permitted Transferee or (ii) then an existing Shareholder, may be effected only if the amount of shares Transferred to each single Transferee (other than to a Permitted Transferee) constitutes at least one percent (1%) of the total issued and outstanding share capital of the Company on a fully diluted as converted basis (the “Minimum Percent”), provided that in the event that a number of Shareholders effect a Transfer of Shares simultaneously and on the same terms and conditions, then for the purposes of the Minimum Percent, all shares so Transferred may be aggregated, provided further that the Minimum Percent limitation shall not apply to a Transfer of Ordinary Shares held by the Founders, provided such Transfer is effected in accordance with these Articles.

22.5.	All restrictions on Transfer of shares set forth in Article 22 will terminate immediately upon the closing of the first to occur of (i) an IPO, or (ii) a Deemed Liquidation.

22.6.	The instrument of transfer shall be signed by the transferor and the transferee, shall be duly stamped, if required by applicable law, and the transferor shall be considered the owner of the shares until the transferee is registered in the Register of Shareholders in respect of the shares transferred to him. The instrument of transfer of any share shall be in writing, substantially in the following form or as near thereto as possible, or in a usual or accepted form that shall be approved by the Board of Directors:

“I ____________ of _____________ (the “Transferor”) in consideration of the sum of _______ paid to me by __________ of _____________ (the “Transferee”) hereby transfer to the Transferee ________ shares, denoted by numbers _____ to _____ (both inclusive) of Arbe Robotics Ltd., to be held by the Transferee, the executors and administrators of his estate, his custodian and his legal personal representative, under the same conditions under which I myself held them immediately prior to signing this instrument of transfer, and I, the Transferee, hereby agree to accept the above mentioned shares in accordance with the above mentioned conditions.

IN WITNESS THEREOF we hereby affix our signatures this ____ day of __________ 20__. _____________________ _____________________

The Transferor The Transferee”

22.7.	The Company may impose a fee for registration of a share transfer, at a reasonable rate as may be determined by the Board of Directors from time to time.

22.8.	The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the ordinary general meeting in each Year.

22.9.	Instruments of transfer that are registered shall remain in the Company’s possession; however, instruments of transfer which the Board of Directors refuses to register in accordance with this Article 22, shall be returned, on demand, to whomever delivered them along with the share certificate (if delivered).

Transmission of Shares

23.	Decedent’s Shares.

23.1.	The executors and administrators of a deceased sole holder of a share, or, if there are no executors or administrators, the persons beneficially entitled as heirs of a deceased sole holder, shall be the only persons recognized by the Company as having any title to the share. In case of a share registered in the names of two or more holders, the Company shall recognize the survivor or survivors as the only persons having any title to or benefit in the share. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

23.2.	Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession or such other evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 23 or of his title, shall subject to the provisions of these Articles, including without limitation, Article 22, be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

23.3.	A person upon whom the ownership of a share devolves by transmission shall be entitled to receive, and may give a discharge for, any dividends or other monies payable in respect of the share but he shall not be entitled in respect of it to receive notices, or to attend or vote at meetings of the Company, or, save as otherwise provided herein, to exercise any of the rights or privileges of a Shareholder unless and until he shall be registered in the Register of Shareholders.

24.	Receivers and Liquidators.

24.1.	The Company may recognize the receiver or liquidator of any corporate shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder.

24.2.	The receiver or liquidator of a corporate Shareholder in winding up or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article 24 or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion, subject to applicable law), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

25.	Right of Repurchase.

25.1.	76% of the Ordinary Shares held by each Founder as of March 29, 2016 (as may be adjusted from time to time pursuant to a Recapitalization Event or Distribution, the “Restricted Shares”) shall be subject to a right of repurchase by the other Founders and the Preferred Shareholders (provided that if the applicable Founder subject to repurchase is Kobi, then Inter shall not be entitled to exercise its right of repurchase from Kobi), on a pro-rata basis among themselves, in consideration of their par value (the “Right of Repurchase”). Subject to Article 25.2 below, upon termination of employment or engagement of a Founder with the Company, either (i) by way of resignation, other than for Good Reason (as defined below), or (ii) by the Company for Cause (as defined below), the other Founders and the Preferred Shareholders of shall be entitled to exercise their Right of Repurchase with respect to the then outstanding number of such Founder's Restricted Shares, by way of providing him a written notice to that extent. The Company shall provide prompt notice to the other Founders and the Preferred Shareholders upon the termination of employment or engagement of a Founder with the Company as contemplated by the foregoing sentence.

25.2.	The Right of Repurchase shall lapse with respect to the Restricted Shares as follows:

25.2.1.	1/4 of each Founder's Restricted Shares was released from the Right of Repurchase on March 29, 2017 (the “Cliff Date”); and

25.2.2.	Additional portions of 1/12 of each Founder's Restricted Shares shall be released from the Right of Repurchase at the end of each quarter following the Cliff Date, such that the Right of Repurchase shall lapse on March 29, 2020.

25.2.3.	In addition to the foregoing, the Right of Repurchase shall lapse in its entirety and all of the remaining Restricted Shares shall become vested if any of the following shall have occurred: (i) termination of the Founder's employment by the Company for any reason other than for Cause; (ii) resignation of the Founder for Good Reason; and (iii) immediately prior to the consummation of Deemed Liquidation.

25.3.	It is hereby clarified that for as long as the Right of Repurchase has not been exercised, each Founder shall have full rights of a Shareholder in the Company as set forth in this Articles and under applicable law, with respect to the Restricted Shares.

The term “Cause” shall mean (subject to applicable labor laws), that (i) the Founder has breached his fiduciary duties or acted in bad faith towards the Company and which has either (a) caused the Company a material and actual harm, or (b) not been cured within thirty (30) days from receipt of written notice from the Company in that respect; (ii) the Founder has (a) presented intentional negligence, or (b) refused to perform any of his duties, and such has not been cured within thirty (30) days from receipt of written notice from the Company in that respect; (iii) the Founder has been convicted of a felony, act of fraud or embezzlement or any crime involving moral turpitude; or (iv) the Founder materially breached his employment or engagement agreement with the Company and such breach has not cured, if curable, within thirty (30) days from receipt of written notice from the Company in that respect.

The term “Good Reason” shall mean the occurrence of (i) any material demotion (of more than one tier) in the Founder's position without the Founder's prior written consent; or (ii) a material reduction of more than 30% of the Founder’s then effective compensation with the Company, without the Founder's prior written consent and unless pursuant to a wide reduction of compensation and benefits to all management employees (in which case the reduction rate can be greater); or (iii) any change in the location of the place of employment of the Founder of more than 100 (one hundred) kilometers without the Founder's prior written consent; or (iv) death or inability of the Founder to perform his duties to the Company for a period of at least 180 consecutive days, or for a period of 120 days in the aggregate during a 12 months period, by reason of any physical or mental illness, injury or other impairment, as determined by a physician selected by the Company and reasonably acceptable to the Founder.

26.	Restrictions on Transfer of Shares by the Founders.

26.1.	Until an IPO or Deemed Liquidation, each Founder shall be subject to an absolute prohibition on Transfer with respect to any or all of the Ordinary Shares and any other Equity Securities (other than Equity Securities purchased by them in their capacity as investors, if any) held thereby (the “Subject Shares”) other than in the context, and upon consummation, of a Deemed Liquidation, or a Transfer to a Permitted Transferee. Notwithstanding the foregoing, commencing on March 29, 2018, each Founder may Transfer not more than 10% of the Subject Shares held by such Founder in each twelve (12) months period thereafter, provided that the aggregate amount of Subject Shares each Founder shall be entitled to Transfer prior to an IPO shall not exceed 25% of the number of Subject Shares held by such Founder. Any Transfer of the Subject Shares not made in accordance with this Article 26 shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

26.2.	Subject to the Transfer limitations set forth in Articles 26.1, 27, and 28 herein and without derogating therefrom, a Founder shall not make any Transfer of Subject Shares, unless (i) such a Transfer is in compliance with these Articles; and (ii) such transferee undertook in advance in writing to be bound by and to be subject to the terms and conditions of the Articles as may be amended from time to time and any other agreement governing the rights and obligations of the Ordinary Shareholders of the Company, as if it was an original party thereunder, and accepts and assumes any and all liabilities and obligations pertaining to the Ordinary Shareholders hereunder and thereunder.

26.3.	With consent from the Preferred Majority, the Founders may be excluded from the restriction of transfer of shares set forth in this Article 26.

27.	Right of First Refusal.

27.1.	For the purpose hereof, the term “Permitted Transfer” shall mean a Transfer to a Permitted Transferee; provided that a Transfer of any Equity Securities pursuant to this Article 27.1 shall only be treated as a Permitted Transfer if the transferee agrees in writing to be bound by the terms and conditions of these Articles and any ancillary agreement with respect to the transferred Equity Securities, and provided further that the transferor undertakes to reacquire the transferred Equity Securities in the event the conditions set forth in this definition cease to be satisfied.

27.2.	Subject to the provisions of Articles 25 and 26 and except for: (a) Permitted Transfers; and (b) Transfer to the Company (solely in connection with the repurchase of securities from any current or former consultant, employee, officer or director pursuant to any repurchase agreement or incentive plan), in accordance with Article 27, if at any time, prior to the IPO or Deemed Liquidation, a Founder or any other Shareholder who is not a Preferred Shareholder (in these Articles 27 and 28, the “Selling Shareholder”) desires to Transfer any or all of his, her or its Ordinary Shares, whether in a voluntary or involuntary Transfer (the “Offered Shares”), such Selling Shareholder shall first give written notice to the Company, which shall promptly thereafter deliver such notice (“Notice of Sale”) to all of the Entitled Holders (including any Payers who qualify as an Entitled Holder, on an as converted basis).

27.2.1.	The Notice of Sale shall state the following: the number of Offered Shares; that a bona fide offer has been received from a third party; and the price, terms of payment and, to the extent concluded, all other material terms and conditions for the purchase of the Offered Shares (it being understood that such a bona fide offer may be in a non-binding form such as a term sheet, memorandum of understanding, letter of intent or similar form). Upon receipt of the Notice of Sale, the Entitled Holders shall have the right to exercise the option (the “Option”) set forth in Article 27.2.2.

27.2.2.	For a period of fourteen (14) days after receipt of the Notice of Sale, each Entitled Holder may elect to purchase all or a part of its pro-rata share of the Offered Shares and shall also have a right of over-allotment such that if any Entitled Holder declines or fails to exercise its right hereunder to purchase its pro-rata share of the Offered Shares, each other Entitled Holder exercising its right of first refusal hereunder may purchase such declining Entitled Holder’s portion, on a pro-rata basis to those Entitled Holders exercising their right of over-allotment, provided, that, except with respect to its Permitted Transferees, no Founder exercising its right of first refusal pursuant to this Article 27 may grant any security interest and/or any other right of any kind or nature, either direct or indirect, with respect to, or based upon, the acquired Equity Securities or any other Equity Securities of the Company held by that Founder in connection with the purchase of any such Offered Share.

27.2.3.	An Entitled Holder’s “pro-rata share”, for purposes of this Article 27, is the ratio of the number of Ordinary Shares held by such Entitled Holder immediately prior to the proposed Transfer of the Offered Shares (assuming the conversion of all of the Preferred Shares into Ordinary Shares and calculated on an as-converted basis) in relation to the total number of all Ordinary Shares issued and outstanding immediately prior to the Transfer of the Offered Shares (assuming the conversion of all of the Preferred Shares into Ordinary Shares and calculated on an as-converted basis) held by all the Entitled Holders (excluding the Selling Shareholder).

27.2.4.	The Option shall be exercised by delivery of a notice to the Selling Shareholder within fourteen (14) days of receipt of the Notice of Sale, stating its desire to purchase all or a portion of its pro-rata share of such Offered Shares, and to the extent applicable, any additional shares as may be available for over-allotment, and stating therein the maximum amount of Offered Shares desired to be purchased. If the Entitled Holder(s) exercised the Option to purchase all but not less than all of the Offered Shares (the “Buying Shareholders”), they shall acquire all of the Offered Shares, in proportion to their respective pro-rata shares; provided that no Buying Shareholder shall be entitled to acquire under the provisions of this Article 27 more than the number of Offered Shares initially accepted by such Buying Shareholder, and upon the allocation to that Buying Shareholder of the full number of shares so accepted, the Buying Shareholder shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Buying Shareholders (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid. The purchase of the Offered Shares shall be on the same terms and conditions as stated in the Notice of Sale.

27.2.5.	If the Entitled Holders did not exercise the Option, or exercised the Option to purchase less than all of the Offered Shares, then the Selling Shareholder shall be free, within ninety (90) days of the date of expiration of the Option, to sell all such shares to the prospective buyer set forth in the Notice of Sale at the price and on terms not more favorable than those contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares without again complying with the provisions of this Article 27.

27.2.6.	Should the purchase price specified in the Notice of Sale be payable in property other than cash, the Entitled Holders shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders cannot agree on such cash value within seven (7) days after the receipt of the Notice of Sale, the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and Entitled Holders holding a majority of the shares held by all Entitled Holders, or, if they cannot agree on an appraiser within seven (7) days after the end of such initial seven-day period, each shall select an appraiser (one (1) appraiser to be selected by the Selling Shareholder and one (1) appraiser to be selected by the Entitled Holders holding a majority of the shares held by all Entitled Holders) of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The period for exercise of the right of first refusal by the Entitled Holders shall commence at such time that the valuation has been provided to all Entitled Holders. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Entitled Holders who elected to exercise the right of first refusal.

27.3.	In the event that fractional shares will need to be transferred, the number of shares will be rounded to the nearest whole number so that only full shares will be transferred.

27.4.	The provisions of Article 27 shall be of no further force and effect immediately prior to and conditioned upon the consummation of an IPO or Deemed Liquidation event.

28.	Co-Sale Rights.

28.1.	Prior to an IPO and subject to Articles 25 and 27.2 above, in any event that any Founder or any Permitted Transferee thereof desires to effect a Transfer of its Offered Shares, except for Permitted Transfers according to Article 27.2 and Transfer of the Subject Shares as permitted under Article 26.1, any holder of Preferred Shares (including any holder of Preferred Shares who holds at least 1% of the issued share capital of the Company and thus is not an Entitled Holder) not exercising their right of first refusal under Article 27.2 above, to the extent it has such right (each, a “Co Sale Holder”) shall have the right to participate on a pro-rata basis in the proposed Transfer, to the extent set forth below.

28.2.	The Co Sale Holder’s right to participate, shall be exercisable by a written notice to the Selling Shareholder and the Company within fourteen (14) days after receipt of the Notice of Sale (as mentioned in Article 27.2 above), in which each Co Sale Holder wishing to participate in such sale or Transfer (the “Participating Shareholder”) shall notify the Selling Shareholder and the Company of the number of shares or Equity Securities it wishes to sell in such sale or transfer, on the same terms and conditions as the Selling Shareholder, provided however, that such number shall not exceed such Participating Shareholder’s pro-rata portion out of the Offered Shares. For the purpose of this Article 28, the term “Participating Shareholder’s pro rata portion” shall mean the number of shares owned at such time by the Participating Shareholder (on an as converted basis), in both cases, in proportion to the respective number of shares owned at such time by the Selling Shareholder (being the Founder) and all the Co Sale Holders (on an as converted basis). If such option is exercised by the Participating Shareholders, the Selling Shareholder shall not proceed with such sale unless such shareholder is given the right to participate and the number of Offered Shares that the Selling Shareholder may sell in such sale or transfer shall be correspondingly reduced.

28.3.	It is hereby clarified that the notice periods for exercising the right of first refusal pursuant to Article 26 and the co-sale right pursuant to Article 27 are parallel and shall take place simultaneously (i.e., 14-day period applies to both).

28.4.	If the Participating Shareholders did not exercise their co-sale option, then the Selling Shareholder shall be free, within the 90-day period referenced in Article 27.2.5 above, to sell all such shares to the prospective buyer set forth in the Notice of Sale at the price and on the terms contained in the Notice of Sale. If such sale is not consummated within such 90-day period, the Selling Shareholder shall not sell or transfer the Offered Shares, or any other shares acquired before or after the date hereof, without again complying with the provisions of this Articles 27 and 28.

28.5.	In the event that there is a situation in which fractional shares will need to be transferred, the number of shares will be rounded up so that only full shares will be transferred.

28.6.	The provisions of this Article 28 shall be of no further force and effect upon the consummation of an IPO or Deemed Liquidation event.

29.	Share Incentive Plans.

The Company shall not issue any Equity Securities, or any other right to subscribe for, or convert to, Equity Securities (including options or shares issued or granted under stock option or share incentive plan), or effect any transfer of Equity Securities by any Shareholder until it has satisfactory evidence that such subscriber or transferee (to the extent not a Shareholder prior to the issuance or transfer) shall be bound by, and be subject to, the provisions of these Articles (unless exempt from such provisions, in part or in whole, by a resolution of the Board of Directors of the Company).

30.	Share Transfer Deeds.

Each transfer of shares shall be made in writing in such form of a share transfer deed as approved by the Board from time to time, which shall be executed both by the transferor and transferee, and delivered to the Office together with the transferred share certificates, if share certificates have been issued with respect to the shares to be transferred, and any other proof of the transferor’s title that the Board may require. A deed of transfer that has been registered, or a copy thereof, as shall be decided by the Board, shall remain with the Company; any deed of transfer that the Board shall refuse to register shall be returned, upon demand, to the Person who furnished it to the Company, together with the share certificate, if furnished.

31.	Company’s Registrar.

31.1.	The transferor shall be deemed to remain a holder of the shares until the name of the transferee is entered into the Register in respect thereof, it being understood that the Company shall update the Register on a reasonably prompt basis.

31.2.	The Register shall be closed for a period of 14 days before every ordinary General Meeting of the Company, provided, however, that the Register shall not be closed for a total of more than 30 days in any Year.

32.	Death, Bankruptcy, Liquidation.

32.1.	Upon the death of a Shareholder, the administrators or executors or heirs of the deceased shall be recognized by the Company as the holders of the deceased’s title to, and then outstanding obligations with respect to, the shares held by the deceased. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

32.2.	Any Person becoming entitled to a share as a consequence of the death or bankruptcy or liquidation or dissolution of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right either to be registered as a Shareholder in respect of the share, or, instead of being registered himself, to transfer such share to another Person, in either instance subject to the Board’s power hereunder to refuse or delay registration as they would have been entitled to do if the deceased or the bankrupt had transferred his share before his death or before his bankruptcy, and subject to all other provisions hereof relating to transfers of shares.

32.3.	A Person becoming entitled to a share as a consequence of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid or distributions made, with respect to that share, but shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or to use any other right of a Shareholder, until he has been registered as a Shareholder with respect to that share.

General Meetings

33.	Annual General Meeting.

An annual general meeting shall be held once in every Year at such time (within a period of not more than fifteen (15) months after the last preceding annual general meeting) and at such time and place either within or outside the State of Israel as may be determined by the Board of Directors. The function of the annual general meeting shall be to receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the Directors and auditors; to appoint auditors and to fix their remuneration; and to transact any other business which under these Articles or applicable law may be transacted by a general meeting. All general meetings other than the annual general meetings shall be called “Extraordinary General Meetings”.

34.	Extraordinary General Meetings.

The Board of Directors may, whenever it thinks fit, convene an Extraordinary General Meeting at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

35.	Notice of General Meetings; Omission to Give Notice; Record Date.

35.1.	No less than seven (7) days prior notice shall be given of every general meeting. Each such notice shall specify the place, date and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all Shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Anything herein to the contrary notwithstanding, with the consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

35.2.	The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice sent to such Shareholder shall not invalidate the proceedings at such meeting.

35.3.	Unless otherwise specified in these Articles, the Board of Directors may specify a record date for determining the identity of the Shareholders entitled to receive notices of general meetings, vote in such meetings and for any other matter with regard to the rights of the Shareholders, including without limitation, the rights with regard to distribution of dividends.

35.4.	Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

35.5.	Where a resolution or action of the Company requires the approval of the Preferred Majority under these Articles, the Company shall provide a notice of such resolution or action being sought or having being obtained to all the Preferred Shareholders.

Proceedings at General Meetings

36.	Quorum.

36.1.	Subject to the provisions of Article 46, no business shall be transacted at a general meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business, and no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon. Unless otherwise provided in these Articles, Shareholder(s) (not in default in payment of any sum referred to in Article 42.1 below) present in person, by audio or video conference so long as each Shareholder participating in such call can hear, and be heard by, each other Shareholder participating in such General Meeting, or by proxy and holding shares conferring the majority of the voting power of the Company, shall constitute a quorum, provided, that no quorum shall exist without the presence of the Preferred Majority.

36.2.	Shareholders entitled to be present and vote at a General Meeting may participate in a General Meeting by means of audio or video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute attendance in person at the meeting.

36.3.	Subject to the provisions of Article 46, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. If at such adjourned meeting the quorum specified in Article 36.1 is not present half an hour from the time stated, than any two or more Shareholders present in person or by proxy shall constitute a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. If such quorum is not present the adjourned meeting shall be cancelled.

37.	Chairman.

The Chairman will serve as the chairman of the General Meetings of the Company. If the Board of Directors has no Chairman or if he is not present fifteen (15) minutes from the time stated for the commencement of the meeting, the Shareholders present at the meeting may choose someone amongst them to chair the meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

38.	Adoption of Resolutions at General Meetings.

38.1.	Unless otherwise prescribed by applicable law or by these Articles, including, without limitation in Article 46 below, a Shareholders resolution shall be deemed adopted if approved by the holders of a majority of the voting power represented at the Shareholders meeting in person or by proxy and voting thereon.

38.2.	Every question submitted to a general meeting shall be decided orally or by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the oral vote or of the vote by a show of hands, as applicable, shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded. A written ballot demanded on the election of a Chairman and on a question of an adjournment of a meeting shall be taken forthwith.

38.3.	A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

39.	Resolutions in Writing.

39.1.	A resolution in writing signed by all of the Shareholders then entitled to attend and vote at general meetings or to which all such Shareholders have given their written consent (by letter, facsimile, e-mail or otherwise) shall be deemed to have been unanimously adopted as a regular, special or extraordinary resolution (as the case may be) at a general meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed or consented to as aforesaid, by one or more Shareholders.

39.2.	If so stated in a notice of a General Meeting, Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice, in the form provided by the Company, stating their vote, if any, on a matter to be considered by such meeting.

40.	Power to Adjourn.

40.1.	The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

40.2.	It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for a date which is more than twenty-one (21) days, in which event notice thereof shall be given in the manner required for the meeting as originally called.

41.	Voting Power.

Subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, including, without limitation, the provisions of Article 46 below, every Shareholder present in person or by proxy, whether in an oral vote or a vote by a show of hands or by written ballot or by any other means, shall have one vote for each Ordinary Share held by such Shareholder of record and in the case of a Preferred Shareholder, one vote for each Ordinary Share into which the Preferred Shares, as applicable, held by such Shareholder of record could be converted.

42.	Voting Rights.

42.1.	No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

42.2.	A company or other corporate body being a Shareholder of the Company may authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

42.3.	Any Shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the Shareholder is a company or other corporate body, by a representative authorized pursuant to Article 42.2 above.

42.4.	If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

43.	Class Meetings.

The provisions of these Articles relating to general meetings shall apply mutatis mutandis to any separate general meeting of the holders of shares of a particular class; provided, however, that the requisite quorum at such separate meeting shall be Shareholder(s) present in person or proxy holding shares conferring in the aggregate a majority of the voting power of the shares of such class, on an as-converted basis.

44.	Validity of Acts Despite Defects.

Subject to the provisions of the Companies Law, an accidental defect in convening or conducting the General Meeting, including such a defect deriving from the non-fulfillment of any provision or condition set forth in any applicable law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

45.	Conducting a General Meeting through Means of Communication.

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting and a Shareholder shall be deemed present in person at a General Meeting if attending such meeting through the means of communication used at such meeting.

46.	Negative Covenants.

46.1.	Until the earlier of (i) an IPO or (ii) a Deemed Liquidation on terms which will provide each holder of Preferred B Shares at least two (2) times the Original Issue Price of the Preferred B Shares, the Company shall not take any of the actions set forth below, without first obtaining the consent (by vote or written consent) of the Preferred Majority:

46.1.1.	authorize or create any additional Preferred Shares or any other class of shares of the Company or any other Equity Securities (including by way of reclassification of existing Equity Securities) having right(s) or preference(s) equal to or superior to those of the Class B Shares, other than as part of a Qualified Financing (as defined below);

46.1.2.	amend, alter, repeal or adversely affect the rights, preferences or privileges of the Preferred Shares (or any class thereof) in any way, provided that, the creation of a new class of shares does not, in and of itself, constitute an action which would have the effect of amending, altering, repealing or adversely affecting the rights, preferences or privileges of the Preferred Shares (or any class thereof) for the purpose hereof;

46.1.3.	effect any transaction with an Interested Party;

46.1.4.	liquidate, dissolve or wind up the affairs of the Company, or effect or declare any Deemed Liquidation or Distribution, other than a Deemed Liquidation on terms which will provide each holder of Preferred B Shares at least two (2) times the Original Issue Price of the Preferred B Shares;

46.1.5.	effect any IPO;

46.1.6.	effect any change to the composition or to the authorized size of the Board, provided, that as part of a Qualified Financing the composition of the Board may be amended without change to the right to appoint the Class B Director;

46.1.7.	amending the definition of "Preferred Majority"; and

46.1.8.	amending or waiving any provision of these Articles which provision requires the consent of the Preferred Majority;

46.2.	For the purpose of this Article 46, the term “Qualified Financing” shall mean the consummation by the Company of a transaction or series of related equity financing transactions, in which the Company issues securities at a price per share higher than one and a half times (1.5x) the Original Issue Price of the Preferred B Shares.

46.3.	The Company shall not, without first obtaining the consent (by vote or written consent) of at least two Preferred Directors, take any of the actions set forth below which results in, effects, authorizes or causes the:

46.3.1.	increase of the number of Company’s shares reserved for issuance ("Pool") upon the exercise of options granted to employees, consultants and directors under the terms of an equity incentive plan to be adopted by the Company, or approve the grant of options or other Equity Securities outside the Pool; or

46.3.2.	approval of the Company's annual budget and operating plan and any material deviation therefrom;

46.4.	The aforesaid Negative Covenants shall also apply to actions or resolutions by any subsidiary of the Company.

Proxies

47.	Instrument of Appointment

47.1.	In every vote a Shareholder shall be entitled to vote either personally or by proxy (who need not be a Shareholder of the Company). Shareholders may participate in a General Meeting by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other simultaneously, and participation in a meeting pursuant to this Article shall constitute presence in person at such meeting. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

47.2.	The instrument appointing a proxy shall be in writing and shall be substantially in the following form or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate body, under its common seal or stamp by its duly authorized agent(s) or attorney(s):

“I,		of
	(Name of Shareholder)		(Address of Shareholder)

being a shareholder of	Arbe Robotics Ltd.	(the “Company”),

hereby appoint(s)		of
	(Name of Proxy)		(Address of Proxy)

As my proxy, to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of ______, 20__, and at any adjournment(s) thereof.

Signed this___ day of ________, 20___.

(Signature of Appointer)”

47.3.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its Office, or at its principal place of business or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

47.4.	A vote pursuant to an instrument appointing a proxy shall be valid notwithstanding the death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation of the appointor, or the appointor becoming of unsound mind, or the cancellation of the proxy or its expiration in accordance with any applicable law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing of any such event was received at the Office before the meeting took place.

47.5.	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy shall have a separate letter of appointment containing the serial number of share(s) with respect to which such proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the proxy holders to a vote.

47.6.	Subject to the provisions of any applicable law, a resolution in writing signed by all the holders of shares, entitled to vote with respect to such shares at general meetings, or a resolution as aforesaid agreed upon by facsimile, or email communication, shall have the same validity as any resolution, carried in a General Meeting of the Company duly convened and conducted for the purpose of passing such a resolution. If all the Shareholders shall consent in writing, or by facsimile or email communication to any action to be taken by the Shareholders, such action shall be as valid as though it had been unanimously authorized at a duly convened General Meeting.

Board Of Directors

48.	Powers of Board of Directors

48.1.	General. In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager (as defined below) and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by applicable law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (in these Articles referred to as the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 48.1 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in general meeting; provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

48.2.	Borrowing Power. The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it may think fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other Equity Securities on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital for the time being.

48.3.	Reserves. The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

49.	Exercise of Powers of Directors; Written Resolution

49.1.	A meeting of the Board of Directors at which a Quorum (as defined in Article 60 below) is present shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

49.2.	Subject to Article 46, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon. The office of Chairman shall not, by itself, entitle the holder thereof to a second or a casting vote.

49.3.	The Board of Directors may operate and adopt resolutions in writing, including by facsimile, email communication or other electronic means, or by telephone or any other means of communication, without convening a meeting of the Board of Directors; provided that all directors then in office and lawfully entitled to participate in the discussion on the proposed matter and to vote thereon (as conclusively determined by the Chairman) have given their written consent not to convene a meeting on such matters and expressed his/her consent to the approval of such resolutions. Minutes of such resolutions, including the resolution not to convene a meeting, shall be signed by the Chairman of the Board of Directors. Resolutions in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their written consent (by letter, email, facsimile or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

50.	Delegation of Powers; Committees

50.1.	Subject to the provisions of the Companies Law and the provisions of these Articles, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more Directors and shall include the Preferred Directors, and it may from time to time revoke such delegation or alter the composition of any such committee. Any committee of the Board of the Directors so formed (a “Committee”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meeting and proceeding of any such Committee shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article 50. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee, such Committee shall not be empowered to further delegate powers.

50.2.	The Board of Directors may, subject to the provisions of the Companies Law, from time to time, appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

50.3.	The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretion, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

51.	Composition

The Board of Directors and the board of directors of each wholly owned subsidiary of the Company, if any, shall consist of a total of up to seven (7) members as follows:

51.1.	Two (2) directors shall be designated, dismissed and replaced by the holders of a majority of the Ordinary Shares, by a written notice to the Company executed by shareholders representing a majority of the Ordinary Shares (the "Ordinary Directors").

51.2.	One (1) director shall be designated, dismissed and replaced by the holders of the majority of the Preferred Seed Shares, by a written notice to the Company (the “Seed Director”).

51.3.	One (1) director shall be designated, dismissed and replaced by the holders of the majority of the Class A Shares, which majority shall include the affirmative vote of either OG or iAngels, by a written notice to the Company (the “Class A Director”).

51.4.	One (1) director may be designated, dismissed and replaced by CEL Catalyst (the “Class B Director” and together with the Seed Director and the Class A Director, the "Preferred Director/s"). This Article 51.4 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of CEL Catalyst.

51.5.	One (1) director shall be an industry expert who shall be designated, dismissed and replaced by and subject to the consent of the majority of the other incumbent members of the Board of Directors at such time.

51.6.	One (1) director may be designated, dismissed, and replaced by More Tech-Ventures (Israel), Limited Partnership (“More Tech”), so long as the Advanced Amount (as defined in the AIA) under the AIA is still outstanding, who shall be Mr. Eyal Waldman.

51.7.	Observers:

51.7.1.	OG Observer. In the event that no representative of OG shall serve as a member of the Board, OG shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “OG Observer”). The OG Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The OG Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which OG Observer shall have access to pursuant to this Article 51.6.1 shall be subject to absence of conflict of interest of OG Observer. The existence of any conflict of interest of the OG Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.1 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of OG.

51.7.2.	iAngels Observer. In the event that no representative of iAngels shall serve as a member of the Board, iAngels shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “iAngels Observer”). The iAngels Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The iAngels Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which iAngels Observer shall have access to pursuant to this Article 51.6.2 shall be subject to absence of conflict of interest of iAngels Observer. The existence of any conflict of interest of the iAngels Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.2 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of iAngels.

51.7.3.	OurCrowd Observer. In the event that no representative of OurCrowd shall serve as a member of the Board, OurCrowd shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “OurCrowd Observer”). The OurCrowd Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The OurCrowd Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which OurCrowd Observer shall have access to pursuant to this Article 51.6.3 shall be subject to absence of conflict of interest of OurCrowd Observer. The existence of any conflict of interest of the OurCrowd Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.3 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of Ourcrowd.

51.7.4.	CPI Observer. In the event that no representative of CPI shall serve as a member of the Board, CPI shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “CPI Observer”). The CPI Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The CPI Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which CPI Observer shall have access to pursuant to this Article 51.6.4 shall be subject to absence of conflict of interest of CPI Observer. The existence of any conflict of interest of the CPI Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.4 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of CPI.

51.7.5.	MBC Observer. In the event that no representative of MBC shall serve as a member of the Board, MBC shall have the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “MBC Observer”). The MBC Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The MBC Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which MBC Observer shall have access to pursuant to this Article 51.6.5 shall be subject to absence of conflict of interest of MBC Observer. The existence of any conflict of interest of the MBC Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.5 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of MBC. The right of MBC to appoint the MBC Observer shall terminate once the shareholding percentage of MBC in the Company reflect less than half of its shareholding percentage in the Company immediately after consummation of the Share Purchase Agreement.

51.7.6.	Robolution Observer. In the event that no representative of Robolution shall serve as a member of the Board, Robolution shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “Robolution Observer”). The Robolution Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The Robolution Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which Robolution Observer shall have access to pursuant to this Article 51.6.6 shall be subject to absence of conflict of interest of Robolution Observer. The existence of any conflict of interest of the Robolution Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.6 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of Robolution.

51.7.7.	AI Alliance Observer. In the event that no representative of AI Alliance shall serve as a member of the Board, AI Alliance shall have, as long as it is an Entitled Holder, the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “AI Alliance Observer”). The AI Alliance Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The AI Alliance Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which AI Alliance Observer shall have access to pursuant to this Article 51.6.7 shall be subject to absence of conflict of interest of AI Alliance Observer. The existence of any conflict of interest of the AI Alliance Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.7 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of AI Alliance.

51.7.8.	BAIC Observer. In the event that no representative of BAIC shall serve as a member of the Board, BAIC shall have the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “BAIC Observer”). The BAIC Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The BAIC Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which BAIC Observer shall have access to pursuant to this Article 51.6.8 shall be subject to absence of conflict of interest of BAIC Observer. The existence of any conflict of interest of the BAIC Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.8 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of BAIC. The right of BAIC to appoint the BAIC Observer shall terminate once the shareholding percentage of BAIC in the Company reflect less than half of its shareholding percentage in the Company immediately after its consummation of the Share Purchase Agreement.

51.7.9.	CEL Catalyst Observer. CEL Catalyst shall have the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “CEL Catalyst Observer”). The CEL Catalyst Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The CEL Catalyst Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which CEL Catalyst Observer shall have access to pursuant to this Article 51.6.9 shall be subject to absence of conflict of interest of CEL Catalyst Observer. The existence of any conflict of interest of the CEL Catalyst Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.9 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of CEL Catalyst.

51.7.10.	More Tech Observer. So long as the Advanced Amount (as defined in the AIA) under the AIA is outstanding and following its conversion into shares of the Company, More Tech shall have the right to designate, from time to time in writing, one (1) non-voting observer to the Board (the “More Tech Observer”). The More Tech Observer shall be entitled to attend and participate in all meetings of the Board (whether in person, by telephone or otherwise) in a non-voting, observer capacity. The More Tech Observer shall also be entitled to receive notice of all meetings and to receive copies of any documentation distributed to the directors before, during or after, all meetings (including any action to be taken by written consent) of the Board at the same time such notice or material is provided or delivered to members of the Board; provided however that any information, to which More Tech Observer shall have access to pursuant to this Article 51.6.5 shall be subject to absence of conflict of interest of More Tech Observer. The existence of any conflict of interest of the More Tech Observer shall be reasonably determined by the Board after receiving the opinion of outside counsel in this respect. This Article 51.6.5 may not be amended or waived, whether through an amendment to these Articles or otherwise, without the prior written consent of More Tech. The right of More Tech to appoint the More Tech Observer shall terminate upon the closing of an IPO or M&A Transaction.

51.7.11.

52.	Appointment and Removal of Directors

Appointment, removal and replacement of Directors shall be effected by furnishing written notification to the Company by those entitled to appoint such Directors, and shall become effective on the date fixed in such notice.

53.	Qualification of Directors

No person shall be disqualified as a Director by reason of his or her not holding shares in the Company.

54.	Continuing Directors in the Event of Vacancies

Any vacancy in a directorship shall be filled only be a person nominated by those who are entitled to appoint the vacant director seat. In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, and, pending the filling of any vacancy pursuant to the provisions of Article 55, may temporarily fill any such vacancy.

55.	Vacation of Office

55.1.	The office of a Director shall be vacated, ipso facto, upon his death, if he is found to be legally incompetent, if he becomes bankrupt, if the Director is a company, upon its winding-up, if he is prevented by applicable law from serving as a Director, if his directorship expires pursuant to these Articles and/or applicable law, or if he is removed from office by written notice to the Company pursuant to the provisions of Article 52 above.

55.2.	The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

56.	Remuneration of Directors

56.1.	A Director may be paid remuneration by the Company for his services as Director, subject to the provisions of the Companies Law, as the Board of Directors in its sole discretion may decide from time to time.

56.2.	If a Director, willing to do so, is called upon to fulfill special services or make special efforts for any of the Company’s objects, by traveling abroad or staying there or otherwise, the Company may pay him a salary at a fixed rate or a percentage of its profits or otherwise as the Board of Directors may decide and subject to the provisions of the Companies Law, and such salary may be in addition to or in place of the fixed remuneration (if any).

56.3.	Directors and Alternate Directors, who are not employees of the Company, shall be entitled to reimbursement from the Company for all reasonable travel, board and lodging expenses incurred in connection with performance of their duties as members of the Board of Directors.

57.	Conflict of Interests

57.1.	Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

57.2.	Unless and to the extent provided otherwise in the Companies Law, a Director or other office holder, shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest.

58.	Alternate Directors

58.1.	Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. A person who is not qualified to be appointed as a Director (including, inter alia, in accordance with the terms of these Articles) may not be appointed as an Alternate Director

58.2.	Any notice given to the Company as aforesaid shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

58.3.	An Alternate Director shall have all the rights and obligations of the Director who appointed him; provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides); provided further, that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present or at which the Director appointing him is not entitled to participate in accordance with applicable law.

58.4.	Subject to the terms of these Articles, any natural person (including an incumbent director) may act as an Alternate Director.

58.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

58.6.	The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 55 and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

Proceedings of the Board of Directors

59.	Meetings

59.1.	The Board of Directors may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the Directors think fit. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by audio or video conference so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

59.2.	Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors, but no less than three (3) business days’ written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting or unless the matters to be discussed at such meeting is of such urgency and importance that notice ought reasonably to be waived under the circumstances.

60.	Quorum

60.1.	Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors (a “Quorum”) shall be constituted by the presence (in person, via audio or video conference, or by proxy) of the majority of Directors then in office who are lawfully entitled to participate in the meeting; provided, that no Quorum shall exist, other than in the event of an adjourned meeting, without the presence of one (1) Preferred Director and one (1) Ordinary Director.

60.2.	If within an hour from the time appointed for the meeting a Quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

61.	Chairman of the Board of Directors

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

62.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

General Manager

63.	General Manager

63.1.	Subject to the provisions of these Articles, the Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Chief Executive Officer, Managing Director, General Manager(s), Director General or any similar or dissimilar title) and such duties, powers and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe and subject to the provisions of the Companies Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and subject to the provisions of these Articles, the Board of Directors may from time to time (subject also to the provisions of the Companies Law, and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place or places.

63.2.	Subject to the resolutions of the Company’s Board of Directors, the management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager, subject to the resolutions of the Company’s Board of Directors.

63.3.	Subject to the provisions of the Companies Law, the Chief Executive Officer may appoint additional Officer Holders (as such term is defined in the Companies Law) of the Company (other than Directors and the Chief Executive Officer), and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders' employment. The Chief Executive Officer shall notify the Board of Directors of each such appointment at the first meeting of the Board of Directors following such appointment.

Minutes; Rights of Signature and Stamp

64.	Minutes

64.1.	The Board of Directors shall cause minutes of each general meeting and of each meeting of the Board of Directors to be duly recorded and entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all the proceedings and resolutions adopted thereat.

64.2.	Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

65.	Rights of Signature and Stamp

65.1.	Subject to the provisions of Article 46.1, the Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

65.2.	The Company shall have at least one official stamp for affixing on documents, and the Board of Directors shall provide for the safe custody of such official stamp.

Dividends

The provisions of Articles 66-76 below shall be subject to, and without derogating from, the provisions of Article 9 herein.

66.	Declaration of Dividends

The Board of Directors may from time to time declare and cause the Company to pay dividend, subject to the Companies Law. The Board of Directors shall determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto; provided, that such date shall not be prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Register of Shareholders with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

67.	Funds Available for Payment of Dividends

No dividend shall be paid other than out of the profits of the Company or as otherwise permitted under the Companies Law. No dividend shall be payable in excess of the amount recommended by the Board of Directors.

68.	Amount Payable by way of Dividends

Prior to an IPO, in the event that dividends are declared and distributed, then such dividends shall be paid to the Shareholders holding issued, outstanding and fully paid-up Shares pursuant to the provisions of, and in accordance with the liquidation preference set forth in, Article 9.2 herein.

69.	Payment in Specie

Upon the declaration of a dividend in accordance with Article 66, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

70.	Capitalization of Profits, Reserves, etc

Upon approval by the Board of Directors, the Company:

70.1.	may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

70.2.	may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in the said capitalized sum.

71.	Implementation of Powers under Articles 69 and 70

For the purpose of giving full effect to any resolution under Articles 69 and 70, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

72.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever in respect of such shares.

73.	Retention of Dividends

73.1.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

73.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 23 or 24, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

74.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

75.	Mechanics of Payment.

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

76.	Receipt from a Joint Holder.

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

Accounts

77.	Books of Account.

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Office, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by applicable law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company.

78.	Audit.

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

79.	Auditors.

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

Notices

80.	Notices.

80.1.	Any written notice or other document may be served by the Company on any shareholder by one of the methods set forth in Article 80.3 below, addressed to such shareholder at his address as appearing in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents.

80.2.	Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the Office or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

80.3.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served on the next business day after delivery, (ii) if sent by internationally recognized overnight courier, freight prepaid, shall be deemed to have been served on the next business day after delivery; (iii) if sent by facsimile, shall be deemed to have been served on the next business day after delivery, if facsimile transmission is confirmed; and (iv) if sent by electronic mail, shall be deemed to have been served on the next business day after delivery, provided that no electronic notice of failure to deliver was received. In the event that notices are given pursuant to one of the methods listed in Sub-clauses (i) to (iii) above, a copy of the notice should also be sent by e-mail. A notice that is defectively addressed or that otherwise fails to comply with the provisions of this Article 80.3 shall nevertheless be deemed to have been served if and when actually received by the addressee.

80.4.	All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

80.5.	Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

80.6.	Subject to applicable law, any Shareholder, Director or any other person entitled to receive notice in accordance with these Articles or applicable law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if done so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

80.7.	Any person entitled to a share by operation of applicable law or by transfer, transmission or otherwise, will be bound by any notice served with respect to such shares prior to his being registered in the Register of Shareholders as owner of the shares.

Insurance and Indemnity

81.	Insurance.

Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which such Officer has performed by virtue of being an Officer, including, in respect of one of the following:

81.1.	a breach of his duty of care to the Company or to another person;

81.2.	a breach of his fiduciary duty to the Company; provided that the Officer acted in good faith and had reasonable cause to assume that such act or omission would not prejudice the interests of the Company;

81.3.	a financial obligation imposed on him in favor of another person;

81.4.	any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Officer, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P of the RTP Law); and

81.5.	any other circumstances arising under applicable law with respect to which the Company may, or will be able to, insure an Officer of the Company.

82.	Indemnity.

82.1.	Subject to the provisions of the Companies Law and to the extent permitted under any applicable law, and subject further to Article 84, the Company may indemnify an Officer, retroactively, in respect of any liability or expense for which indemnification may be provided under the Companies Law, including the following liabilities or expenses, imposed on such Officer or incurred by him/her/it in consequence of an act which he has performed by virtue of being an Officer:

82.1.1.	any financial liability imposed on such Officer in favor of any person pursuant to a court judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court; the term “Person” or “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body;

82.1.2.	reasonable Litigation Expenses (as defined below) expended or incurred by an Officer as a result of an investigation or any proceeding instituted against him by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but with imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or in connection with a financial sanction. In this section the terms “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning ascribed to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law. The term “Litigation Expenses” in this Article 82 shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided;

82.1.3.	reasonable Litigation Expenses, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea;

82.1.4.	a payment which the Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Officer incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

82.1.5.	any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Officer of the Company and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if applicable, and Section 50P(b)(2) of the RTP Law).

82.2.	Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

82.2.1.	As set forth in Article 82.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

82.2.2.	As set forth in Articles 82.1.2 to 82.1.3, and to the extent permitted by applicable law, in Article 82.1.5.

83.	Release.

Subject to the provisions of the Companies Law and to the extent permitted under applicable law, and subject further to Article 84, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

84.	General.

84.1.	Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

84.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer; and/or

84.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under applicable law.

84.2.	Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, the Company shall not insure, indemnify or release the Officer with respect to events or circumstances for which insurance, indemnification or release are not permitted under applicable law.

85.	Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 81 to 84 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law. Any amendment to the Companies Law or other applicable law expending the right of any Officer to be indemnified, insured or released pursuant with respect to these Articles shall be retroactively incorporated into these Articles and be in effect (unless prohibited by such amendment to the applicable law) and shall automatically apply to the Company’s obligation or ability to indemnify or insure an Officer in accordance herewith, without the need to amend these Articles accordingly.

86.	To the fullest extent permitted by law, the Company waives, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Shares or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

Winding Up

87.	Subject to the provisions of these Articles, including without limitation, the provisions of Article 9.2 herein, if the Company shall be wound up, then, subject to applicable law and to the rights of the holders of shares with priority and preference rights upon winding up, the assets of the Company available for distribution among the Shareholders as such shall be distributed to the Shareholders in proportion to an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made without regard to any premium paid in excess of the nominal value, if any.

Bring Along; Drag Along; Forced Sale

88.	The Parties' Intention.

88.1.	Buyer's "Standard" Requirements: Shareholders acknowledge that many acquirers in M&A Transactions (as defined below) will require the seller to deliver a certain percentage (customarily a percentage which is significantly higher than that is required under applicable law or under the provisions of these Articles) of the votes to approve a transaction and to sell, deliver or transfer their Shares. This being the case, a Shareholder, or a group of Shareholders, holding only a minority interest in the Company, can delay, risk, jeopardize or block an M&A Transaction by merely refraining or abstaining from a vote in favor of (or voting against) a transaction that was approved by a Requisite Majority (as defined below), or if such Shareholder, or group of Shareholders, refuse to sell, assign and deliver the Shares.

88.2.	Requisite Majority. The provisions set forth in these Articles are designed, intended and planned to give the Requisite Majority the right, power and authority to force the vote in favor of an M&A Transaction, including the sale, assignment, delivery or transfer of all of the Shares of the Company to a Buyer (as defined below), without the need to receive the consent of all Shareholders of the Company.

88.3.	No Other Veto Rights. The Shareholders have carefully and mindfully negotiated any veto rights, or any other provisions regarding minority protections, including (but not limited to, a change in control). Such provisions are set forth only in Article 46 (Negative Covenants). Absent to a specific veto right, the Shareholders agree that Shareholders holding a minority interest in the Company should not be able to delay, risk, jeopardize or block an M&A Transaction. For the sake of clarity, notwithstanding anything to the contrary set forth herein the provisions of Articles 88-90 shall be subject to the provisions of Article 46 (Negative Covenants) above.

88.4.	Best Interest of the Company. The Shareholders agree that the provisions of Articles 88-90 are in the best interests of all Shareholders.

88.5.	Freedom to Structure the Deal. A Shareholder will not be entitled to bring a claim against the Company, the Proposing Shareholders or the Buyer (both as defined below), and will not have a cause of action (and to the extent such a cause of action may exist under applicable law, each Shareholder hereby waives such cause of action), with respect to the manner the Proposed Transaction was structured (e.g. the election of a share purchase agreement and not a merger or the sale of assets).

88.6.	Remedies. The Shareholders understand and agrees that irreparable damage would occur in the event that any of the provisions of these Articles were not performed in accordance with their terms or were otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that: (a) the Company, the Proposing Shareholders or the Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of this Article 88 and to enforce specifically the terms and provisions hereof in any court of the State of Israel having jurisdiction, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity or under these Articles; (b) any breach of the provisions set forth in this Article 88 by a Shareholder ("Breaching Shareholder") will be deemed to be a breach of contract. In addition to any remedy the Company, or each Shareholder who is not a Breaching Shareholder, may have under applicable law (including specific performance), against any Breaching Shareholder, such Breaching Shareholder's Shares will: (i) if such a Breaching Shareholder is the owner or holder of Preferred Shares – such Preferred Shares shall automatically, with no further action, be converted into Ordinary Shares of the Company; and (ii) be either forfeited or repurchased by the Company for no consideration, or alternatively, the Company will be entitled to issue to all other Shareholders of the Company who are not Breaching Shareholders, Ordinary Shares in a number which will dilute such Breaching Shareholders' holdings in the Company to 0.001% of the Company issued and outstanding share capital (on an as converted basis). The Shareholders represent and warrant that the aforementioned mechanism was carefully considered prior to one subscribing for Shares in the Company and becoming a Shareholder in the Company and is deemed to be reasonable compensation for a breach of any provisions of this Article 88 as such a breach may result in the failure of parties to the Proposed Transaction to consummate said transaction. The Board of Directors of the Company, at its sole and absolute discretion, will have the power to waive all or part of the remedies pursuant to these Articles entitled ‘Bring Along; Drag Along; Forced Sale’.

88.7.	Definitions. In these Articles entitled ‘Bring Along; Drag Along; Forced Sale’, the term "M&A Transaction" shall mean a transaction that qualifies as a Deemed Liquidation under these Articles. The term "Requisite Majority" shall mean the majority of the issued and outstanding share capital of the Company calculated on an as-converted basis, provided that if the Proposed Transaction is in the form of a: (i) merger, when computing the aforementioned majority, the provisions of Section 320(c) of the Companies Law shall apply; and (ii) share purchase agreement, in the event the Buyer is a Shareholder, or is a Person, which, directly or indirectly, Controls, or is under common Control with a Shareholder, the said Shareholder shall be considered to be an "Interested Shareholder" and as such, shall not be included in calculating the thresholds majority set forth above.

89.	M&A Transaction; Bring Along Rights

89.1.	Actions to be Taken. Notwithstanding the provisions of Section 341, Sections 314 – 327 and Sections 350 - 351 of the Companies Law (to the extent permitted thereunder) as well as Article 27 (Right of First Refusal) and Article 28 (Co-Sale Rights), but subject to Article 9.2 (Liquidation Preferences), if prior to an IPO Shareholders holding Requisite Majority (the "Proposing Shareholders"), elect to enter into any M&A Transaction (the "Proposed Transaction") with any Person (the "Buyer"), then, provided the proceeds of such Proposed Transaction shall be distributed in accordance with the Liquidation Preferences provisions set forth in Article 9.2, all other Shareholders of the Company (the "Remaining Shareholders"), if requested in writing by the Company or the Proposing Shareholders (the "Bring Along Notice"), will be obligated to perform all of the following actions within seven (7) days following the date the Company or the Proposing Shareholders send the Bring Along Notice (or any shorter period determined by the Board of Directors of the Company):

89.1.1.	Vote in Favor: If such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such M&A Transaction (together with any related amendment to these Articles required in order to implement such M&A Transaction) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such M&A Transaction, other than in case a fiduciary out is exercised pursuant to the applicable transaction documents;

89.1.2.	Sale of Shares: If such transaction is an M&A Transaction, to sell the same proportion of Shares of the Company beneficially held by such Shareholder as is being sold by the Proposing Shareholders to the Person to whom the Proposing Shareholders propose to sell their Shares (i.e. the Buyer), and, except as permitted in Article 89.1.5 below (Securities Laws Restrictions), on the same terms and conditions as the Proposing Shareholders;

89.1.3.	Delivery of Documents: To execute and deliver all related documentation and take such other action in support of the M&A Transaction as shall be requested by the Company or the Proposing Shareholders in order to carry out the terms and provision of these Articles entitled ‘Bring Along; Drag Along; Forced Sale’, including, without limitation, executing and delivering instruments of conveyance and transfer (including Share Transfer Deeds duly endorsed or accompanied by written instruments of transfer in from satisfactory to the Buyer, duly executed by such Remaining Shareholder), and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consents, waivers and releases (but only to the extent such waivers and releases relate to: (a) the rights, powers and privileges a Person may have as a Shareholder, including, without limitation, waivers and releases with respect to any anti-dilution rights, conversion rights, preemptive rights, rights to receive additional consideration; or (b) with respect to any actions taken by the Company, including, without limitation, the approval of the Proposed Transaction, or any other transaction approved by the Company), governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), any instrument relating to the termination of rights as a Shareholders (e.g. termination of investment rights agreement), or any document, agreement or resolution the Company is party to that should be amended, revised, or clarified in the framework of the consummation of the Proposed Transaction (e.g. amendment of these Articles, "clean-up" resolutions or amendments etc.), any other document which may reasonably be requested for the consummation of the Proposed Transaction (including confidentiality agreements, assignment of invention agreements and the like), and any similar or related documents;

in each case provided that:

(a)	any representations and warranties to be made by a Remaining Shareholder in the Proposed Transaction are limited to matters particular to such Shareholder;

(b)	such Remaining Shareholder shall not be liable for the inaccuracy of any representation or warranty made by, or for breach of any covenant of, any other Person in connection with the Proposed Transaction, other than the Company (in which case the liability of such Remaining Shareholder shall be several and not joint); in each case, except to the extent that funds may be paid out of an escrow or deducted from any payable amount (such as holdback or set-off from earn-outs) established to cover inaccuracy of representations or warranties and breach of covenants of the Company or inaccuracy by any Shareholder of any representations, warranties and breach of covenants provided by all Shareholders in a substantially similar manner;

(c)	the liability of such Remaining Shareholder under the Proposed Transaction, including for any indemnity, if any, shall in no event exceed the amount of consideration paid (including amounts held in escrow or otherwise held back or earned but not yet paid prior to the indemnity payment date) to such Shareholder in such Proposed Transaction in accordance with the provisions of these Articles, except in case of fraud, willful misrepresentation or willful misconduct;

(d)	such Remaining Shareholder who is not an employee of the Company or a subsidiary thereof shall not be required to undertake any covenant in connection with the Proposed Transaction limiting the business activities and operations of such Remaining Shareholder and/or its Affiliates (other than covenants regarding confidentiality and non-publicity in connection with the completion of the Proposed Transactions); and

(e)	such Remaining Shareholder shall not be required to amend, extend or terminate any contractual or commercial relationship with the Company (other than in its capacity as a shareholder), the Buyer or their respective Affiliates in connection with such Proposed Transaction (except in accordance with the terms of any such contractual or commercial relationship, and except for any shareholders, investors, share purchase and similar agreements made in connection with such Shareholder’s investment or equity interest in the Company).

89.1.4.	Voting Trust: Not to deposit following the acceptance of a Bring Along Notice, and to cause their Affiliates not to deposit, except as provided in these Articles, any Shares of the Company owned by such Shareholder or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the Buyer in connection with the M&A Transaction;

89.1.5.	Dissenters’ Rights. To the extent the court of competent jurisdiction will determine that Shareholders have the right to contest the price paid in connection with an M&A Transaction per each share or otherwise (e.g. as part of a court proceedings pursuant to Section 341 of the Companies Law), or that Shareholder have appraisal or dissenters rights (collectively, "Dissenters' Rights") - to refrain from exercising any Dissenters’ Rights under applicable law at any time with respect to such M&A Transaction;

89.1.6.	Form of Consideration; Securities Law Restrictions. If the consideration to be paid in exchange for the Shares pursuant to these Articles entitled ‘Bring Along; Drag Along; Forced Sale’ includes any securities and due receipt thereof by any Shareholder would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (b) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” or a qualified Israeli investor (as such terms are defined in the applicable securities laws), the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

89.1.7.	Shareholder Representative: In the event that the Proposing Shareholders, in connection with such M&A Transaction, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such M&A Transaction to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such M&A Transaction and its related service as the representative of the Shareholders, the Shareholders agree not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent gross negligence, fraud or willful misconduct

90.	Statutory vs. Contractual Provisions

90.1.	Section 341 of the Companies Law.

90.1.1.	With respect to an M&A Transaction, the provisions of these Articles entitled ‘Bring Along; Drag Along; Forced Sale’ are in addition. to the provisions of Section 341 of the Companies Law and not in substitution of such provisions. To avoid any conflict between the statutory bring-along set forth in the Companies Law and the provisions set forth in these Articles entitled ‘Bring Along; Drag Along; Forced Sale’, the Shareholders agree that with respect to the Company, Section 341 should be interpreted to include all of the undertakings, obligations, commitments and agreements set forth above. In that regard the Shareholders specifically stipulate that Section 341(d) should not be interpreted, or construed, in a manner which limits Shareholders' power to amend the provisions of said Section only with respect to the threshold set forth in Section 341(a) (i.e. lowering the 80% provided for in the Companies Law to the Requisite Majority as contemplated in these Articles). The provisions of this Article 90.1 set forth an independent and distinct arrangement, separate and unrelated to the procedures set forth in Section 341 of the Companies Law (“Section 341”), which the Shareholders intend to apply in the circumstances described herein, and any conditions or requirements that are set forth in Section 341 of the Companies Law shall not apply to the arrangements set forth in this Article 90.1. No Shareholder other than the Proposing Shareholders shall be entitled to request the Company, the other Shareholders or any other party to the Proposed Transaction (e.g. the Buyer) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Proposed Transaction. In addition and without derogating from the foregoing, the provisions of Section 341 may also be applied with respect to the Proposed Transaction. Without limitation of the foregoing, if the Proposed Transaction is effected pursuant to Section 341, the Requisite Majority set forth herein shall also be the majority threshold applicable for the purpose of Section 341. Additionally, if the Proposed Transaction is effected pursuant to Section 341, the Shareholders specifically agree that Section 341 shall be implemented in accordance with the provisions of this Article 90.1 (such as, the notices, time frames, etc.)

90.1.2.	With respect to Section 341 of the Companies Law, the Shareholders specifically agree that:

90.1.2.1.	Section 341 requires a class vote only if a specific class of shares is being purchased, and NOT in the context of an M&A Transaction in which all of the Company's Shares are being purchased.

90.1.2.2.	Section 341 should not be interpreted or construed in a manner that prevents the Company to negotiate the terms of the M&A Transaction or to be a party to the purchase agreement.

90.1.2.3.	The two-month period set forth in Section 341(a) should not be interpreted or construed in a manner that limits the time frame in which the terms of the agreements pertaining to the M&A Transaction are being negotiated and agreed upon. In this regard, the Proposing Shareholders may agree to sell their Shares to the Buyer even after the lapse of the two month period set forth in Section 341(a) and the bring-along provisions set forth in the Companies Law will still be in force and effect. Correspondently, the Shareholders agree that the two month period set forth in Section 341(a) can also be shortened by the provisions set forth in Article 89 above (i.e. the Seven (7) day period (or such shorter period of time), and therefore the Remaining Shareholders will need to comply with the Bring Along provisions within the time frame set forth in these Articles.

90.1.2.4.	An agreement of the Proposed Shareholders to sell their Shares pursuant to Section 341 does not need to include the final set of the transaction documents. Moreover, the consummation of the M&A Transaction can be subject to condition(s), and therefore the "bring – along proceedings" (e.g. the date in which a Bring Along Notice is sent, the time frame in which a Remaining Shareholders should react, etc.) pursuant to Section 341 can be triggered by the terms of a non-binding term-sheet, memorandum of understanding, letter of intent or other form of a non-binding offer that sets forth the intention of a potential Buyer to enter into an M&A Transaction.

90.1.2.5.	Notices that should be sent by the Buyer according to the provisions set forth in Section 341(a) and 341(c) (each a "341 Notice") may be sent by either the Buyer or the Company and the time frame set forth in the aforementioned provisions for sending each of the 341 Notices shall not be limited to the time frame specified therein.

90.1.2.6.	The threshold set forth in Section 341 shall mean the Requisite Majority.

90.2.	Merger.

90.2.1.	Notwithstanding anything in these Articles or, to the extent permitted, in any applicable law to the contrary, the approval of a Proposed Transaction, or any transaction consummated pursuant to Section 341 of the Companies Law, or the provisions of Sections 314 – 327 of the Companies Law, or the provisions of Section 350 – 351 of the Companies Law, as the case may be, shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class (and it case of a Scheme of Arrangement pursuant to Section 350, will not be subject to an interest vote).

90.2.2.	The Shareholders specifically agree that in the event the Company is the surviving company in a merger (or a reverse triangular merger), notwithstanding the fact that the Shareholders will be exchanging their shares, the Company shall not be deemed to be a (חברת יעד) and therefore the Proposed Transaction will not require a class vote. In the event that under the applicable law a class (or interest) vote is required, each Shareholder agrees to vote his, her or its shares in favor of the Proposed Transaction.

90.3.	Termination. The provisions of these Articles entitled ‘Bring Along; Drag Along; Forced Sale’ will terminate immediately prior to the consummation of an IPO.

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